Exhibit 10.2

BEFORE THE PUBLIC SERVICE COMMISSION
OF THE STATE OF MISSOURI
In the Matter of a Proposed Experimental Regulatory Plan of Kansas City Power & Light Company	) )	Case No. EO-2005-_

STIPULATION AND AGREEMENT

          As a result of discussions among the Staff of the Missouri Public Service Commission ("Staff"), the Office of the Public Counsel ("Public Counsel"), Missouri Department of Natural Resources ("MDNR"), Praxair, Inc. ("Praxair"), Missouri Industrial Energy Consumers ("MIEC"), Ford Motor Company ("Ford"), Aquila, Inc., d/b/a Aquila Networks, Aquila Networks-MPS and Aquila Networks-L&P, ("Aquila"), The Empire District Electric Company ("Empire"), Missouri Joint Municipal Electric Utility Commission ("MJMEUC"), Jackson County, Missouri ("Jackson County"), City of Kansas City, Missouri ("Kansas City") and Kansas City Power & Light Company ("KCPL") (collectively "Signatory Parties"), the Signatory Parties hereby submit to the Missouri Public Service Commission ("Commission") for its consideration and approval this Stipulation and Agreement ("Agreement"). The Signatory Parties state as follows:

I.          KANSAS CITY POWER & LIGHT COMPANY'S APPLICATION

          KCPL is an electric corporation under the jurisdiction of the Commission. On May 6, 2004, KCPL filed an Application in Case No. EO-2004-0577 requesting that the Commission open a docket to investigate emerging issues expected to affect the supply, delivery and pricing of the electric service provided by KCPL in the future. The issues discussed by KCPL, Staff, Public Counsel and other participants in Case No. EW-2004-0596 included the following:

A.	The need for additional generating capacity in the KCPL service territory into the future;
B.	The mix of new generation that would result in a reliable and cost effective service for Missouri customers;
C.	The desirability of proactively addressing environmental concerns relating to new generation and existing generating facilities;
D.	Investment into a highly reliable transmission and distribution infrastructure;
E.	Establishment of customer efficiency and affordability programs and development of new technologies and applications for demand response programs; and
F.

Agreement regarding a regulatory plan that will adequately address the comprehensive undertakings being considered by KCPL, including the timeliness of the recovery of the costs and the financial considerations of such significant investments.

          Throughout 2004, KCPL conducted numerous workshops, public forums, and strategic planning seminars, involving employees, customers, energy experts, financial experts, the general public, consumer groups, manufacturers, industrial and trade groups, environmental organizations, and other utility companies, as well as government and community leaders to solicit comment regarding its planning process. Meetings with the Staff, Public Counsel, and other participants to Case No. EW-2004-0596 were also conducted at which KCPL made presentations and answered questions. Requests for information were issued by Staff and other participants in Case No. EW-2004-0596 and responses have been provided by KCPL.

          During the course of these proceedings, KCPL has provided to the Staff, Public Counsel, and the other participants the following information, among other things: (a) a description of KCPL's proposed efficiency, affordability and demand response programs; (b) KCPL's ten-year generation and load forecasts; (c) a description of KCPL's proposed distribution and transmission infrastructure programs; (d) a description of all of the power supply alternatives considered by KCPL to meet its load requirements; and (e) a description of environmental investments considered by KCPL to be necessary for the future.

II.          Procedural History

          1.          On May 6, 2004, KCPL filed in Case No. EO-2004-0577 its Application To Establish Investigatory Docket And Workshop Process Regarding Kansas City Power & Light Company. In its Application, KCPL requested that the Commission issue an Order (a) opening an investigatory docket regarding the future supply and pricing of the electric service provided by KCPL; and (b) authorizing the use of the Commission's workshop process to address certain issues related to the future supply and pricing of electricity for KCPL and its customers, and any other issues impacting KCPL that may arise from discussion among the interested participants.

          2.          On May 25, 2004, the Commission issued an Order Directing Notice And Setting Intervention Deadline in Case No. EO-2004-0577.

          3.          Participants, including MDNR, Aquila, Empire, Kansas City, Concerned Citizens of Platte County ("Citizens"), Praxair, MIEC and MJMEUC filed applications to intervene in Case No. EO-2004-0577. Subsequently, the Missouri Energy Group ("MEG"), the Sierra Club ("Sierra Club"), Union Electric Company, d/b/a AmerenUE ("AmerenUE"), and Jackson County participated in the workshops conducted in Case No. EW-2004-0596.

          4.          On June 3, 2004, the Commission issued an Order Establishing Case which granted KCPL's Application to Establish Investigatory Docket and Workshop Process Regarding Kansas City Power & Light Company, filed by KCPL on May 6, 2004, and established an informal, investigatory case designated as Case No. EW-2004-0596. In the June 3, 2004, Order Establishing Case, the parties which filed to intervene in Case No. EO-2004-0577 were also made participants in Case No. EW-2004-0596. On July 1, 2004, the Commission issued its Notice Closing Case in Case No. EO-2004-0577 which formally closed that proceeding.

          5.          A prehearing conference was held in Case No. EW-2004-0596 on June 30, 2004. A series of presentations and workshops were held on June 21, June 30, July 21, July 30, August 10-11, August 19, August 24-26, September 7, September 15, September 29, and October 29, 2004. During this period KCPL conducted numerous informal meetings with a variety of interested groups and individuals to discuss the many issues raised by this proceeding. The workshop was organized into two teams. Team A reviewed Integrated Resource Planning related issues, including load forecasting, generation planning, demand side management, environmental issues, and distribution and transmission technologies. A subteam within Team A reviewed affordability, efficiency, and demand response programs. Team B reviewed the financial issues associated with KCPL's various plans, including maintaining KCPL's current investment grade rating on its securities. These Teams were led jointly by KCPL and Staff representatives. Meetings also occurred on dates subsequent to October 29, 2004. On January 18, 2005, the Commission held an on the record conference. On February 18, 2005, the Commission issued its Order Closing Case in Case No. EW-2004-0596.

III.          STIPULATION AND AGREEMENT OF THE PARTIES

          Having considered the Application that KCPL submitted in Case No. EW-2004-0596, and having participated in workshops, discovery and settlement negotiations, the Signatory Parties agree on certain premises, fundamental concepts, and factual conclusions, as set forth hereafter, and recommend that the Commission adopt as its Order Approving Stipulation and Agreement in this Case No. EO-2005-_____ these agreements and an Experimental Regulatory Plan ("Regulatory Plan") for KCPL as set forth in detail below. For purposes of this Agreement, all obligations and conditions agreed and assumed by KCPL shall become, pursuant to the terms of this Agreement, obligations and conditions of any KCPL affiliate, successor, or assignee, which shall be bound in the same manner and to the same extent as KCPL.

          A.          Definitions

Significant change - a change in the related facts and circumstances that would call into question whether the current course of action is still appropriate.

Regulatory Plan - all the terms and conditions contained in this Agreement.

Resource Plan - the capital investments and customer programs contained in this Agreement, as more fully described in Paragraph III.B.4 "Timely Infrastructure Investments" and Paragraph III.B.5 "Demand, Response, Efficiency, and Affordability Programs."

Regulatory Plan Term/Duration - approximate five (5) year period beginning with the effective date of the Commission Order Approving Stipulation and Agreement.

Iatan 2 - coal fired, base load generating unit to be located at the Iatan generating station site near Weston, Missouri

LIST OF APPENDICES

APPENDIX A - SO2 Emission Allowance Management Policy

APPENDIX B - Anticipated Five Year Budget Financing Plan Summary

APPENDIX C - Affordability, Efficiency and Demand Response Programs

APPENDIX D - Strategic Initiative Projects - Projected In-Service Dates, Regulatory Initiatives, Capital/Amortization Projects, Asset Management Plan

APPENDIX E - Credit Ratio Ranges and Definitions

APPENDIX F - Adjustment of Amortization Amounts

APPENDIX G - Depreciation and Amortization Rates - Missouri Jurisdictional

APPENDIX H - In-Service Criteria

APPENDIX I - Missouri Class Cost of Service Study - Requirements - Rate Filing Number 1

          B.          Stipulations and Agreements

          The Signatory Parties submit to the Commission this Agreement:

          1.          An Experimental Regulatory Plan ("Regulatory Plan")

          a.          Capital Investments and Programs

          KCPL agrees to make the capital investments and initiate the customer programs contained in this Agreement, as more fully described in Paragraph III.B.4 "Timely Infrastructure Investments" and Paragraph III.B.5 "Demand, Response, Efficiency, and Affordability Programs" below (collectively the "Resource Plan"). The Signatory Parties agree that under the unique circumstances respecting KCPL, the capital investment package described in Paragraph III.B.4 and the customer programs described in Paragraph III.B.5 constitute major elements of a reasonable and adequate resource plan at the time the Signatory Parties entered into this Agreement.

          b.          Current Rate Levels

          KCPL, Staff, Public Counsel and the other Signatory Parties have agreed that, based upon the agreements and commitments contained herein, KCPL's current rates should be maintained at current levels through December 31, 2006, as specified in Paragraph III.B.2 "Rate Moratorium" below.

          c.          Single-Issue Rate Mechanisms

          KCPL agrees that, prior to June 1, 2015, it will not seek to utilize any mechanism authorized in current legislation known as "SB 179" or other change in state law that would allow riders or surcharges or changes in rates outside of a general rate case based upon a consideration of less than all relevant factors. In exchange for this commitment, the Signatory Parties agree that if KCPL proposes an Interim Energy Charge ("IEC") in a general rate case filed before June 1, 2015 in accordance with the following parameters, they will not assert that such proposal constitutes retroactive ratemaking or fails to consider all relevant factors:

(i)	The rates and terms for such an IEC shall be established in a rate case along with a determination of the amount of fuel and purchased power costs to be included in the calculation of base rates.
(ii)	The rate or terms for such an IEC shall not be subject to change outside of a general rate case where all relevant factors are considered.
(iii)

The IEC rate "ceiling" may be based on both historical data and forecast data for fuel and purchased power costs, forecasted retail sales, mix of generating units, purchased power, and other factors including plant availability, anticipated outages, both planned and unplanned, and other factors affecting the costs of providing energy to retail customers.

(iv)	The duration of any such IEC shall be established for a specified period of time, not to exceed two years.
(v)

A refund mechanism shall be established which will allow any over-collections of fuel and purchased power amounts to be returned to ratepayers with interest following a review and true-up of variable fuel and purchased power costs at the conclusion of each IEC. Any uncontested amount of over-collection shall be refunded to ratepayers no later than 60 days following the filing of the IEC true-up recommendation of the Staff.

(vi)	During any IEC period, KCPL shall provide to the Staff, Public Counsel and other interested Signatory Parties monthly reports that include any requested energy and fuel and purchase power cost data.

d.          SO2 Emission Allowances

          KCPL is authorized to manage its SO2 emission allowance inventory, including the sales of such allowances, under the Stipulation and Agreement in Case No. EO-2000-357. Under such Stipulation and Agreement, KCPL must record all SO2 emission allowance sales proceeds as a regulatory liability in Account 254, Other Regulatory Liabilities, for ratemaking purposes. The following, including the attached SO2 Emission Allowance Management Policy ("SEAMP") contained in Appendix A, supersedes the plan approved in the Stipulation and Agreement in Case No. EO-2000-357. The Signatory Parties agree upon the SEAMP contained in Appendix A. The proceeds and costs of all transactions identified in the SEAMP will be recorded in Account 254 for ratemaking purposes.

          The regulatory liability will be amortized over the same time period used to depreciate environmental assets (emission control equipment and other emission control investments). This provision recognizes that the sales of SO2 emission allowances to fund investments in new environmental control equipment, in order to meet emissions standards required now or in the future by legislation, MDNR or the United States Environmental Protection Agency ("EPA") regulations, are like-kind exchanges of assets. KCPL agrees to provide all correspondence between KCPL and the United States Internal Revenue Service ("IRS") with respect to SO2 emission allowances to the Signatory Parties, within fourteen (14) days of such correspondence. KCPL shall be obligated to define the correspondence as "Proprietary" or "Highly Confidential" if it so deems the material.

          In the event the IRS fails to certify SO2 emission allowance sales as like-kind exchanges, the Signatory Parties agree that the above agreement on the amortization period for the regulatory liability is no longer binding on, or prejudicial to, KCPL or the other Signatory Parties, and that KCPL and the Signatory Parties are free to, and may, recommend the appropriate amortization period for such regulatory liability to be included in Rate Filing #4 (Iatan 2 case) revenue requirement required herein and to commence on the effective date of tariffs from Rate Filing #4.

          KCPL currently purchases coal from vendors under contracts that indicate nominal sulfur content. To the extent that coal supplied has a lower sulfur content than specified in the contract, KCPL may pay a premium over the contract price. The opportunity to burn coal with lower sulfur content is both advantageous to the environment and reduces the number of SO2 emission allowances that must be used. To the extent that KCPL pays premiums for lower sulfur coal up until January 1, 2007, it will determine the portion of such premiums that apply to retail sales and will record the proportionate cost of such premiums in Account 254. But in no event will the charges to the Missouri jurisdictional portion of Account 254 for these premiums exceed $400,000 annually. The portion of premiums applicable to retail will be determined monthly based on the system-wide percentage of MWh's from coal generation used for retail sales versus wholesale sales as computed by the hourly energy costing model. This system-wide percentage will be applied to premiums invoiced during the same period.

          e.          Pension Expense

          The intent of this pension expense agreement is to:

A.

Ensure that KCPL recovers the amount of the net prepaid pension asset representing the recognition of a negative Statement of Financial Accounting Standards No. 87 (FAS 87) result used in setting rates in prior years;

B.	Ensure that the amount collected in rates is based on the FAS 87 cost using the methodology described below in item 2;
C.	Ensure that once the amount in item A above has been collected in rates by KCPL, all pension cost collected in rates is contributed to the pension trust;
D.	Ensure that all amounts contributed by KCPL to the pension trust per items 3 and 5 below are recoverable in rates; and
E.	Ensure that KCPL will receive no more or less than the amount in item 3 below before KCPL is required to fund the plan.

          With the exception of item 1 below, this Agreement is consistent with the recent settlement agreement on pension expense in The Empire District Electric Company rate case, Case No. ER- 2004-0570.

          To accomplish these goals in items A through E above, the following matters are agreed upon as part of this Agreement, to be applied as of the first day of the calendar year in which the settlement is approved:

          1.          KCPL's FAS 87 cost, for financial reporting purposes, will differ from the method used for ratemaking purposes described in item 2 below. KCPL made a voluntary decision (not required for compliance with a Commission order) in January 2000, to amortize gains and losses under FAS 87 over a five (5) year period. A five (5) year average of the unrecognized gain/loss balance has been amortized over five (5) years since January 2000. It is KCPL's belief that any method, which recognizes gains and losses over a shorter time frame, is considered a "more preferable" method under Generally Accepted Accounting Principles ("GAAP"). Therefore, KCPL believes that, pursuant to GAAP, it is precluded from changing the method of pension accounting to another method unless the change is to a more preferable method. It is KCPL's contention that, in the case of FAS 87, a more preferable method is a method that amortizes gains and losses more rapidly. The method described in item 2 below does not amortize gains and losses more rapidly and is not considered a more preferable method under KCPL's belief. Therefore, under KCPL's understanding of this matter, it cannot switch to that method for financial reporting.

          Public Counsel and the Staff do not concur in KCPL's belief. Thus, KCPL will establish a regulatory asset or liability for the annual difference in the FAS 87 result from the two different methods. KCPL's outside actuary will maintain actuarial reports under each method on an annual basis. Any difference between the two methods is merely a timing difference which will eventually be recovered, or refunded, through rates under the method used in setting rates over the life of the pension plan. No rate base recognition will be required for any regulatory asset or liability calculated in accordance with this Paragraph.

          2.          FAS 87 cost, used for ratemaking purposes, will be calculated based on the following methodology:

a.	Market Related Value ("MRV") for asset determination, smoothing all asset gains and losses that occur on and after January 1, 2005 over five (5) years;
b.	No 10% Corridor; and
c.	Amortization period of ten (10) years for unrecognized gains and losses. (With a five (5) year MRV amortization - all gains/losses are reflected in fifteen (15) years.)

          3.          Any FAS 87 amount (as calculated in item 2 above), which exceeds the minimum Employee Retirement Income Security Act of 1974 ("ERISA") contribution, will reduce the prior net prepaid asset currently recognized in rate base of $63,658,444 ($34,694,918 Missouri jurisdictional). When the prior net prepaid pension asset currently recognized in rate base is reduced to zero (0), any amount of FAS 87 (as calculated in item 2 above), which exceeds the minimum ERISA funding level, must be funded. The Missouri jurisdictional net prepaid pension amount to be included in rate base may be increased as provided in item 5 below. Furthermore, any FAS 87 amount that exceeds the minimum ERSIA funding level that is not funded because it exceeds the amount of funding that is tax deductible will be tracked, as a regulatory liability, to ensure it is funded in the future when it becomes tax deductible. The non-funded amount (regulatory liability) will be allowed, as a rate base offset, for the excess collected in rates but not contributed to the trust fund, until such time as the contribution occurs.

          4.          In the case that FAS 87 expense becomes negative, the Signatory Parties agree that KCPL shall set up a regulatory liability to offset the negative expense. In future years, when FAS 87 expense becomes positive again, rates will remain zero (0) until the prepaid pension asset that was created by negative expense is reduced to zero (0). The regulatory liability will be reduced at the same rate as the prepaid pension asset is reduced until the regulatory liability becomes zero (0). This regulatory liability is a non-cash item and should be excluded from rate base in future years.

          5.          The Signatory Parties agree to allow KCPL rate recovery for contributions made to the pension trust in excess of the FAS 87 expense, calculated pursuant to item 2 above for the following reasons: the minimum required contribution is greater than the FAS 87 expense level, avoidance of Pension Benefit Guarantee Corporation ("PBGC") variable premiums, and avoidance of the recognition of a minimum pension liability (i.e., with associated charge to Other Comprehensive Income ("OCI")). A regulatory asset will be established and will be allowed rate base treatment for the excess of any contribution (as defined above) over the annual FAS 87 amount calculated in accordance with item 2 above.

          6.          The Signatory Parties agree that a regulatory asset or liability will be established on KCPL's books to track the difference between the level of FAS 87 expense calculated, pursuant to item 2 above, during the rate period, and the level of pension expense built into rates for that period, after consideration for pension costs capitalized. The level of FAS 87 current period costs, before capitalization, built into rates for the initial period, is established as $22,000,000. If the FAS 87 expense during the period is more than the expense built into rates for the period, KCPL will establish a regulatory asset. If the FAS 87 expense during the period is less than the expense built into rates for the period, KCPL will establish a regulatory liability. If the FAS 87 expense becomes negative, a regulatory liability equal to the difference between the level of pension expense built into rates for that period and $0 will be established. Since this is a cash item, the regulatory asset or liability will be included in rate base and amortized over five (5) years at the next rate case.

          7.          Any FAS 87 net prepaid pension asset, other than the amount identified in item 3 above, will not earn a return in future regulatory proceedings. The regulatory assets/liabilities identified in items 5 and 6 above address the inclusion of any additional rate base amounts.

          The Signatory Parties agree that KCPL should follow the accounting treatment prescribed by the Federal Energy Regulatory Commission ("FERC") in General Instruction No. 23 regarding pension-related OCI and transfer existing and future pension OCI amounts to a regulatory asset. This regulatory asset will not be included in Rate Base.

          f.          Financing Plan To be Subsequently Filed By KCPL For Commission Authorization

          The Signatory Parties understand that making the capital investments and initiating the customer programs described in Paragraph III.B.4 and Paragraph III.B.5 of this Agreement will require KCPL to issue debt securities. The Signatory Parties also understand that KCPL will be required to refinance all or a portion of debt securities currently scheduled to mature during the Regulatory Plan. Further, KCPL has advised the Signatory Parties that the time that would be required for it to prefile with the Commission for approval of each offering of debt securities during the term of the Regulatory Plan could unduly restrict its ability to access the capital markets under the most advantageous terms and conditions.

          In the course of the workshop and subsequent discussions, KCPL has provided the Signatory Parties with a long-term financing plan outlining the anticipated issuance of new debt securities and refinancing of existing debt securities. Thus, related to KCPL's Regulatory Plan, is KCPL's issuance of debt securities at future dates for both new expenditures and refinancing purposes. KCPL will soon make a filing with the Commission seeking Commission authorization to engage in these issuances of new debt securities and refinancing of existing debt securities. This future filing of KCPL will apply to debt securities to be issued in the aggregate by KCPL during the Regulatory Plan.

          The debt securities that subsequently would be issued under the Commission authorization that will be sought in the near term by KCPL will have maturities of from one (1) year to 40 years and will be issued by KCPL or through agents or underwriters for KCPL in multiple offerings of differing amounts at different times with different interest rates (including variable interest rates) and other negotiated terms and conditions. Interest rates on the debt securities will not exceed ten percent (10%) on (i) fixed rate debt securities or (ii) the initial rate on any variable or remarketed debt securities. The net proceeds from the issuance of these securities will be used for general corporate purposes, including the repayment of short-term debt.

          The debt securities may be senior or subordinated and may be issued as unsecured or secured under KCPL's existing general mortgage debt indentures, depending on cost differentials and market conditions at the time of issuance. The debt securities may take the form of "fall-away" mortgage debt in which it is initially secured debt but converts to unsecured debt based on certain conditions. Finally, the debt securities may include subordinated debt securities to be sold to one or more special purpose financing entities, such as trusts, established by KCPL that, in turn, would issue preferred securities. KCPL will seek Commission authorization to guarantee the distributions, redemption price and liquidation payments respecting such preferred securities.

          KCPL will also request Commission authorization to enter into interest rate hedging instruments in conjunction with the debt securities to be issued as a result of the Regulatory Plan. KCPL will continue to maintain separate Commission-granted authority to enter into interest rate hedging instruments to manage the portfolio of variable rate debt, particularly pollution control bonds, that KCPL currently has outstanding separate from the Regulatory Plan.

          Attached to this Agreement, as Appendix B, is the long-term "Financial Plan" that has been provided by KCPL to the Signatory Parties. Also attached to this Agreement, as Appendix D, is the KCPL "Strategic Initiative Projects Projected In-Service Dates" listing the specific generation, environmental and distribution projects included in KCPL's Regulatory Plan and their projected in-service dates as provided by KCPL's response to Staff Data Request No. 3025.

          g.          Allowance For Funds Used During Construction ("AFUDC")

          KCPL agrees to a 1.25% or 125 basis point reduction in the equity portion of the AFUDC rate applicable to Iatan 2. KCPL shall use this 125 basis point reduction in the AFUDC rate from the effective date of the Order Approving Stipulation and Agreement in this proceeding, and in all subsequent calculations of AFUDC on Iatan 2 until the in-service date of Iatan 2.

          h.          Current Amortizations

          KCPL will continue to include as a component of cost of service $3.5 million in Missouri jurisdictional amortization expense, from the effective date of this Agreement until the effective date of the tariffs resulting from Rate Filing #1, per Paragraph III.B.3.a of this Agreement, to be filed in 2006, for rates effective in 2007. KCPL shall maintain adequate records that identify the $3.5 million of annual amortization expense originally authorized in Re Customer Class Cost of Service and Comprehensive Rate Design Investigation of Kansas City Power & Light Company, Order Approving Stipulation and Agreement, Case No. EO-94-199, 5 Mo.P.S.C.3d 76 (1996) on a state specific basis, by vintage year so that Missouri customers will receive recognition, of the amortization funds they have provided, in the determination of rate base for the Missouri jurisdiction, in future rate proceedings.

          KCPL shall record additional amortization expense in the amount of $10.3 million on an annual Missouri jurisdictional basis beginning with the effective date of this Agreement until the effective date of the tariffs resulting from Rate Filing #1, per Paragraph III.B.3.a of this Agreement. This amount is equal to the change in depreciation expense reflecting a change in service life span of the Wolf Creek Nuclear Generating Station from 40 to 60 years provided for in Paragraph III.A.3.n of this Agreement.

          KCPL, Staff, Public Counsel and other Signatory Parties may propose that these amortizations be directed toward specific plant accounts: Provided, however, that the Wolf Creek amortizations will be assigned only to the nuclear generation plant accounts. Any such accumulated amortizations will be used as an offset to rate base, in future rate proceedings of KCPL or its successors.

          i.          Additional Amortizations to Maintain Financial Ratios

          In Re Application of Kansas City Power & Light Company For An Order Authorizing Its Plan to Reorganize Itself Into a Holding Company Structure, Case No. EM-2001-0464, 10 Mo.P.S.C.3d 394 (2001), KCPL agreed to maintain its debt at investment grade. The Signatory Parties agree that it is desirable to maintain KCPL's debt at investment grade rating during the period of the construction expenditures contained in this Agreement. KCPL understands it has the responsibility to take prudent and reasonable actions in an effort to achieve the goal of maintaining its debt at investment grade levels. KCPL understands that it is incumbent upon it to take prudent and reasonable actions that do not place its investment grade debt rating at risk. KCPL further agrees that any negative impact from its failure to be adequately insulated from the Great Plains Energy, Inc. ("GPE") business risks as perceived by the debt rating agencies will not be supported by its Missouri jurisdictional customers. KCPL recognizes its obligation to continue to prudently manage costs, continuously improve productivity, and maintain service quality during the Regulatory Plan. KCPL further recognizes that any finding by the Commission that KCPL has failed to prudently manage its costs, continuously improve productivity, and maintain service quality during the Regulatory Plan will negate the obligation of the Signatory Parties contained in this section.

          The non-KCPL Signatory Parties commit to work with KCPL to ensure that based on prudent and reasonable actions, KCPL has a reasonable opportunity to maintain its bonds at an investment grade rating during the construction period ending June 1, 2010. As part of this commitment, the non-KCPL Signatory Parties agree to support the "Additional Amortizations to Maintain Financial Ratios", as defined in this section and related appendices, in KCPL general rate cases filed prior to June 1, 2010. The "Additional Amortization to Maintain Financial Ratios" will only be an element in any KCPL rate case when the Missouri jurisdictional revenue requirement in that case fails to satisfy the financial ratios shown in Appendix E through the application of the process illustrated in Appendix F.

          The "Additional Amortizations to Maintain Financial Ratios", is designed to satisfy two of three financial ratios shown in Appendix E "Credit Ratio Ranges & Definitions." The three selected financial ratios are: Total Debt to Total Capitalization, Funds from Operations Interest Coverage and Funds from Operations as a Percentage of Average Total Debt. The Total Debt to Total Capitalization ratio will be addressed in the KCPL financing application that will be filed in the near future. The values for these ratios were selected to meet the lower end of the top third of the three financial ratios under the BBB columns as shown in Appendix E "Credit Ratio Ranges & Definitions." If these ratio guidelines or ranges are changed or modified before June 1, 2010, the Signatory Parties will work together to determine the appropriate values for these ratios, including consideration of the use of the last published ranges for these ratios.

          The Signatory Parties agree to support an additional amortization amount added to KCPL's cost of service in a rate case when the projected cash flows resulting from KCPL's Missouri jurisdictional operations, as determined by the Commission, fail to meet or exceed the Missouri jurisdictional portion of the lower end of the top third of the BBB range shown in Appendix E, for the Funds from Operations Interest Coverage ratio and the Funds from Operations as a Percentage of Average Total Debt ratio. The Signatory Parties agree to adopt an amortization level necessary to meet the Missouri jurisdictional portion of these financial ratios.

          Appendix F "Illustration: Adjustment of Amortization Amounts" illustrates the adjustment process that the Signatory Parties agree to use to determine the Missouri jurisdictional amortization levels discussed herein. The additional amortization shown in Appendix F will exclude any consideration of amounts related to imprudent actions as determined by the Commission. The Missouri jurisdictional portion and amounts of the additional amortization will be determined by the Commission in each relevant rate case. The prudence of the "Capitalized Lease Obligations" and "Off-Balance Sheet Obligations" will be determined in the first general rate case that affords the Commission the opportunity to review the matter, if the matter has not been approved by the Commission in a prior proceeding. Additional taxes will be added to the amortization to the extent that the Commission finds such taxes to be appropriate. The additional amortization will not reflect any negative cash flow impacts related to special contracts. For purposes of calculating additional amortization pursuant to this section, these special contract customers will be treated as if they were paying the full generally applicable tariff rate. In addition, any other provisions and special contracts will not affect rate base for regulatory purposes.

          The Signatory Parties recognize that credit rating agencies review other financial indicators and that these three ratios are not definitive in and of themselves. Credit rating agencies acknowledge that other factors, some subjective, do impact their financial ratings. The Signatory Parties recognize the fact that KCPL may not earn an investment grade rating even if it meets the BBB+ ratio guidelines. Conversely, the Signatory Parties recognize the fact that KCPL may earn a BBB+ credit rating without meeting the values set out for a BBB+ credit rating. If KCPL meets the BBB+ credit rating values but does not receive an investment grade credit rating, KCPL agrees that the Signatory Parties are under no obligation to recommend any further cash flow or rate relief to satisfy the obligations under this section. KCPL also recognizes and agrees that its Missouri operations are only responsible for and will only provide cash flow for its Missouri operating share of the necessary cash flows as set out in this Paragraph III.B.1.i. Therefore, if KCPL is unable to meet the BBB+ credit ratio values in Appendix E because of (1) inadequate cash flows from its regulated Kansas or other non-Missouri retail regulated operations, (2) inadequate cash flows from any wholesale operations, (3) inadequate cash flows from the non-regulated subsidiaries of GPE, (4) any risk associated with GPE that is unrelated to KCPL's Missouri regulated operations, or (5) any KCPL or GPE imprudent costs, KCPL will not argue for or receive increased cash flows from its Missouri regulated operations in order to meet the BBB+ credit ratio values.

          The Signatory Parties will not be precluded from suggesting other amortizations or other relief to address cash flow concerns resulting from a significant event such as those identified in Paragraphs III.B.2.b.i-iv. No Signatory Party is precluded from supporting an amortization amount that exceeds the requirements of this Paragraph III.B.1.i.

          j.          Off-System Sales

          KCPL agrees that off-system energy and capacity sales revenues and related costs will continue to be treated above the line for ratemaking purposes. KCPL specifically agrees not to propose any adjustment that would remove any portion of its off-system sales from its revenue requirement determination in any rate case, and KCPL agrees that it will not argue that these revenues and associated expenses should be excluded from the ratemaking process.

          k.          Transmission Related Revenues

          KCPL agrees that transmission related revenues and related costs will continue to be treated above the line for ratemaking purposes. KCPL specifically agrees not to propose any adjustment that would remove any portion of its transmission related revenues from its revenue requirement determination in any rate case, and KCPL agrees that it will not argue that these revenues and associated expenses should be excluded from the ratemaking process.

          k.          Depreciation on Wind

          Wind assets, when included in rate base, will be depreciated over a 20 year life, as contained in Appendix G "Depreciation & Amortization Rates, Missouri Jurisdictional."

          l.          In-Service Criteria

          KCPL, Staff and Public Counsel have agreed to the in-service criteria in Appendix H for the below list of existing generating units, the future Iatan 2 coal unit, and the future wind units in accordance with the requirements specified under Section 393.135 RSMo 2000. KCPL agrees that all units will meet these in-service criteria before being included in rate base:

(1) (2) (3) (4) (5) (6) (7) (8) (9) (10)

Hawthorn Unit 6/9. Combined cycle.
Hawthorn 7. Simple cycle combustion turbine.
Hawthorn 8. Simple cycle combustion turbine.
Hawthorn Boiler Number 5. Coal fired.
Hawthorn Turbine Number 5. Steam turbine.
West Gardner Unit 1. Simple cycle combustion turbine.
West Gardner Unit 2. Simple cycle combustion turbine.
West Gardner Unit 3. Simple cycle combustion turbine.
West Gardner Unit 4. Simple cycle combustion turbine.
Osawatomie Unit 1. Simple cycle combustion turbine.

          KCPL, Staff and Public Counsel agree that in-service criteria will be developed for the emissions equipment that is to be installed on KCPL coal fired units prior to the equipment installation, and the equipment will meet the criteria before the costs for the equipment will be included in rate base.

          m.          Wolf Creek Depreciation Reserve

          KCPL agrees to determine the effect on the depreciation reserve related to the difference in depreciation rates for the Wolf Creek Nuclear Generating Station resulting from the depreciation rates approved in Missouri and Kansas prior to this Agreement. KCPL further agrees to include this information in its filing related to Rate Filing #1 required in this Agreement for review by the Signatory Parties and Commission approval. The identified amount of depreciation reserve resulting for Missouri operations shall be identified and be assigned specifically to Missouri jurisdictional operations in Rate Filing #1 and all subsequent cases involving KCPL or its successors. It is the intent of this requirement to ensure Missouri ratepayers receive credit (via the rate base deduction afforded depreciation reserve funds) for providing additional depreciation expense to KCPL and eliminating the possibility of these funds being allocated in future cases to the Kansas jurisdiction or other jurisdictions that did not provide the funds.

          n.          Wolf Creek Depreciation

          Upon the effective date of this Agreement, KCPL will begin recording depreciation expense for the Wolf Creek Nuclear Generating Station based on a 60-year life span. The Signatory Parties agree the Commission should authorize KCPL to use depreciation rates for the various nuclear plant accounts, as contained in Appendix G "Depreciation & Amortization Rates, Missouri Jurisdictional".

          o.          Resource Plan Monitoring

          KCPL agrees to actively monitor the major factors and circumstances which influence the need for and economics of all elements of its Resource Plan (the term "Resource Plan" is defined for purposes of this Agreement in Paragraph III.B.1.a.) until the capital investments described in Paragraph III.B.5 below are completed. Such factors and circumstances would include, but not be limited to:

(i)	terrorist activity or an act of God;
(ii)	a significant change in federal or state tax laws;
(iii)	a significant change in federal utility laws or regulations or a significant change in GAAP;
(iv)

an unexpected, extended outage or shutdown of a major generating unit(s), other than any major generating unit(s) shut down due to an extended outage at the time of the filing of this Agreement (these units are the major coal burning facilities identified as Hawthorn 5, Iatan, LaCygne 1 & 2 and Montrose 1, 2 & 3, and the nuclear unit Wolf Creek);

(v)	a significant change in the cost and/or reliability of power generation technologies;
(vi)	a significant change in fuel prices and wholesale electric market conditions;
(vii)	a significant change in the cost and/or effectiveness of emission control technologies;
(viii)	a significant change in the price of emission allowances;
(ix)	significant change in KCPL's load forecast;
(x)	a significant change in capital market conditions;
(xi)	a significant change in the construction costs of elements of the resource plan;
(xii)	a significant change in the scope or effective dates of environmental regulations; or
(xiii)	a significant change in federal or state environmental laws.

          If KCPL determines that its Resource Plan should be modified because changed factors or circumstances have impacted the reasonableness and adequacy of the resource plan, then it shall notify all Signatory Parties in writing within forty-five (45) days of any such determination. In its notification, KCPL shall: (1) explain the reason(s) (e.g., changed circumstances) for the proposed change in the Resource Plan; (2) specify the new proposed Resource Plan; (3) provide a description of the alternatives that it evaluated and the process that it went through in choosing the new proposed Resource Plan; and (4) provide detailed workpapers that support the evaluation and the process whereby a new proposed Resource Plan was chosen.

          If any Signatory Party has concerns regarding KCPL's new proposed Resource Plan, it shall notify KCPL and all Signatory Parties in writing within thirty (30) days of KCPL's written notification to the Signatory Parties. Upon receipt of any such written notification from a Signatory Party, KCPL shall promptly schedule a meeting (KCPL must provide reasonable advance notice of the meeting to all Signatory Parties) where the participants will make good faith efforts to reach consensus regarding how the Resource Plan should be modified in order to create a modified plan that is reasonable and adequate in light of changed factors or circumstances. Any disputes about the need to modify the Resource Plan and the manner in which it should be modified will be discussed among the interested Signatory Parties and these Signatory Parties will cooperate to resolve the dispute in good faith. If the Signatory Parties cannot resolve the dispute within ninety (90) days of KCPL's written notification, the matter will be brought to the Commission for its determination.

          If any Signatory Party believes that there have been significant changes in factors or circumstances that have not been acknowledged by KCPL, any Signatory Party may notify KCPL and all other Signatory Parties and request a meeting of all Signatory Parties to discuss the specific changes in factors or circumstances that give rise to the concern of the Signatory Party giving such notice. If the interested Signatory Parties cannot resolve the dispute within ninety (90) days of a Signatory Party's written notification, the matter will be brought to the Commission for its determination. The burden of proof to demonstrate the continued reasonableness and prudence of the new resource plan shall remain with KCPL in any dispute regarding changed factors or circumstances.

          Signatory Parties by signing this Agreement do not waive any rights to contest, in any proceeding, that KCPL did not properly monitor significant factors or circumstances and as a result did not properly execute its Resource Plan.

          Nothing in this section shall be construed to interfere with KCPL's ability to meet its obligations to provide safe and adequate service by obtaining the resources necessary to meet the short-term reserve margin requirements of KCPL's regional reliability organization (KCPL's current regional reliability organization is the Southwest Power Pool, Inc.).

          p.          Amortizations: Ten (10) Year Recognition of Future Benefits

          In order to ensure that the benefits of offsetting the rate base related to the amortizations contained in this Agreement accrue to KCPL's customers in future rate proceedings, KCPL agrees that any such benefits shall be reflected in its rates, notwithstanding any future changes in the statutory provisions contained in Chapters 386 and 393 RSMo, for at least ten (10) years following the effective date of the Order Approving Stipulation and Agreement in this proceeding.

          q.          Cost Control Process for Construction Expenditures

          KCPL must develop and have a cost control system in place that identifies and explains any cost overruns above the definitive estimate during the construction period of the Iatan 2 project, the wind generation projects and the environmental investments.

          2.          Rate Moratorium

a.

The Signatory Parties to this Agreement (excluding the Office of the Attorney General) agree not to request, or encourage or assist in any request for, (i) a general increase or decrease in KCPL's Missouri retail electric rates, or (ii) rate credits or rate refunds respecting KCPL's Missouri retail electric rates, that would become effective for service rendered prior to January 1, 2007.

b.

The Signatory Parties agree that KCPL's rates should remain at their current levels through December 31, 2006, unless a significant event that has a major impact on KCPL occurs, including, but not limited to:

	(i)	terrorist activity or an act of God;
	(ii)	a significant change in federal or state tax laws;
	(iii)	a significant change in federal utility laws or regulations or a significant change in GAAP;
(iv)

an unexpected, extended outage or shutdown of a major generating unit(s), other than any major generating unit(s) shut down due to an extended outage at the time of the filing of this Agreement (these units are the major coal burning facilities identified as Hawthorn 5, Iatan, LaCygne 1 & 2 and Montrose 1, 2 & 3, and the nuclear unit Wolf Creek); or

	(v)	KCPL does not fulfill its commitments to make the investments described in the Resource Plan, Paragraphs III.B.4 and III.B.5 in this Agreement.

          3.          Expected Rate Cases during Regulatory Plan

          During the period beginning with the effective date of the Commission's Order Approving Stipulation and Agreement, and ending on June 1, 2010, KCPL may file rate schedules incorporating increases at the times and under the conditions detailed below. KCPL is not required to file Rate Filing #2 and Rate Filing #3. However, KCPL agrees to file Rate Filing #1, and a rate case to include the investments related to the completion of Iatan 2. KCPL will not seek any additional rate increases during the Regulatory Plan, other than as specified below as Rate Filing ##1, 2, 3, and 4 unless at least one of the contingencies specified in Paragraph III.B.2.b applies.

          If one or more of the investments specified in Paragraphs III.B.3.b-e is not included in a rate case filing, as specified herein, KCPL may include the investments in a later rate case filing. In such an instance, the Signatory Parties' commitment not to take the position that the investments should be excluded from KCPL's rate base will extend to the filing that includes such investments consistent with the "Infrastructure" subparagraph of each "Rate Filing" section immediately below. KCPL further commits to work to develop mutually agreeable procedures in these rates cases to streamline the rate case process.

          Because of the magnitude of these investments and the length of time in the Regulatory Plan, KCPL may need to adjust the timing of the rate filings to reflect additional information regarding the construction and timing of investments and other factors. KCPL and the Signatory Parties agree to work together to adjust the rate filing schedules to reflect these needs.

          a.          Rate Filing # 1 (2006 Rate Case)

           (i)          Schedule. Rate schedules with an effective date of January 1, 2007 will be filed with the Commission on February 1, 2006. The test year will be based upon a historic test year ending December 31, 2005, (initially filed with nine (9) months actual and three (3) months budget data), with updates for known and measurable changes, as of June 30, 2006, and with a true-up through September 30, 2006. On or about October 21, 2006, KCPL will file in a true-up proceeding a reconciliation as of September 30, 2006. The specific list of items to be included in the true-up proceeding shall be mutually agreed upon between KCPL and the Signatory Parties, or ordered by the Commission during the course of the rate case. However, the Signatory Parties anticipate that the true-up items will include, but not necessarily be limited to, revenues including off-system sales, fuel prices and purchased power costs, payroll and payroll related benefits, plant-in-service, property taxes, depreciation and other items typically included in true-up proceedings before the Commission.

           (ii)          Interventions. Each of the Signatory Parties shall be considered as having sought intervenor status in the 2006 Rate Filing without the necessity of filing an application to intervene and KCPL consents in advance to such interventions. The Signatory Parties expect that the Commission's standard procedures and rules will be applicable to this rate filing including public notice, local public hearings and evidentiary hearings at appropriate times and places, and an opportunity for interested parties other than the Signatory Parties to seek to intervene.

           (iii)          Infrastructure. The 2006 Rate Case will include prudent expenditures made related to 100 megawatts of wind generation, and the additions to transmission and distribution infrastructure identified in Appendix D that are in service prior to the agreed upon true-up date of the rates approved in this case. The Signatory Parties agree that they will not take the position that these investments should be excluded from KCPL's rate base on the ground that the projects were not necessary or timely, or that alternative technologies or fuels should have been used by KCPL, so long as KCPL proceeds to implement the Resource Plan described herein (or a modified version of the Resource Plan where the modified plan has been approved by the Commission) and KCPL is in compliance with Paragraph III.B.1(o) "Resource Plan Monitoring." Nothing in this Agreement shall be construed to limit any of the Signatory Parties' ability to inquire regarding the prudence of KCPL's expenditures, or to assert that the appropriate amount to include in KCPL's rate base or its cost of service for these investments is a different amount (e.g., due to imprudent project management) than that proposed by KCPL.

           (iv)          Amortization Expense. The 2006 Rate Case will include an amortization expense anticipated to be $17 million on a Missouri jurisdictional basis and as this amount may be adjusted to address the requirements as set out in Paragraph III.B.1.i. Conditioned upon KCPL's continued performance pursuant to the Regulatory Plan, the Signatory Parties agree that they will not contest this amortization in the 2006 Rate Case. After the 2006 Rate Case, KCPL will continue to book this amortization annually, which shall continue until the Commission approves a change either upon agreement of the Signatory Parties made with due regard to KCPL's then existing situation, or in the course of a general rate proceeding as further set out in Paragraph III.B.1.i.

          Paragraph III.B.1.i does not preclude KCPL, or any other party from requesting that this amortization be directed toward specific plant accounts or from requesting additional changes in depreciation rates that may result from depreciation studies. Any such accumulated amortization balance booked pursuant to this Agreement will be used as an offset to rate base in future rate proceedings of KCPL. KCPL shall maintain adequate records that identify the amortizations on a state specific basis by vintage year so that Missouri customers will receive recognition of the amortization funds they have provided, in the determination of rate base in future rate proceedings.

          The Signatory Parties agree that the portion of the amortization expense as provided for in Paragraph III.B.1.i. allocated to Missouri shall reflect the cash flow effect of any difference in depreciation expense due to different service lives (currently 40 years for Missouri and 60 years for Kansas) between Missouri and Kansas with respect to the Wolf Creek Nuclear Generating Station. The Signatory Parties recognize that the failure to recognize this difference will result in Missouri retail customers providing cash flows in excess of the equitable level provided via the special amortization and depreciation expense for Wolf Creek.

           (v)          Demand Response, Efficiency and Affordability Programs. The 2006 Rate Case will also include an amortization related to the Demand Response, Efficiency and Affordability Programs, as more fully described in Paragraph III.B.5 below. The Signatory Parties agree not to contest this amortization on any basis other than KCPL's failure to prudently implement the Demand Response, Efficiency and Affordability Programs described in Paragraph III.B.5 below.

           (vi)          Revenue Computation Inputs. KCPL will provide to Staff monthly billed kWh sales, revenues, customer and billing units aggregated by jurisdiction, by rate class (Small General Service, Medium General Service, Large General Service, Large Power Service, etc.), and by voltage level (primary, secondary, sub-transmission, etc.) for all rate classes. In addition, this data would be provided by usage period (read cycle) for the weather-sensitive groupings. This data would be provided for the nine (9) months of test year actual data that is available when KCPL files the case and for the other three (3) months of the test year as soon as the data is available.

           (vii)          Class Cost of Service Study. KCPL agrees that the 2006 Rate Case will also include the filing of a Class Cost of Service Study by KCPL. No later than February 1, 2006, KCPL will submit to the Signatory Parties a Missouri jurisdictional revenue requirement cost of service study and a Missouri jurisdictional customer class cost of service study covering the twelve months ending December 31, 2005. KCPL agrees that the Missouri customer class cost of service study will include the requirements shown in Appendix I, and all underlying workpapers associated with these studies, including but not limited to what is shown in Appendix I, will be provided to all Signatory Parties and any additional intervenors in the 2006 Rate Filing at that time.

           (viii)          Special Contracts. KCPL agrees that for ratemaking determinations, Praxair, Ford and other special contracts will be treated as if they were paying the full generally applicable tariff rate for service from KCPL and other provisions in special contracts will not affect rate base for regulatory purposes.

          b.          Rate Filing # 2 (2007 Rate Case)

           (i)          Schedule.          Rate schedules with an effective date of January 1, 2008 may be filed with the Commission on February 1, 2007. The test year will be based upon a historic test year ending December 31, 2006, (initially filed with nine (9) months actual and three (3) months budget data), with updates for known and measurable changes, as of June 30, 2007, and with a true-up through September 30, 2007. On or about October 21, 2007, KCPL will file in a true-up proceeding a reconciliation as of September 30, 2007. The specific list of items to be included in the true-up proceeding shall be mutually agreed upon between KCPL and the Signatory Parties, or ordered by the Commission during the course of the rate case. However, the Signatory Parties anticipate that the true-up items will include, but not necessarily be limited to, revenues including off-system sales, fuel prices and purchased power costs, payroll and payroll benefits, plant-in-service, depreciation and other items typically included in true-up proceedings before the Commission.

           (ii)          Interventions. Each of the Signatory Parties shall be considered as having sought intervenor status in the 2007 Rate Filing without the necessity of filing an application to intervene and KCPL consents in advance to such interventions. The Signatory Parties expect that the Commission's standard procedures and rules will be applicable to this rate filing including public notice, local public hearings and evidentiary hearings at appropriate times and places, and an opportunity for interested parties other than the Signatory Parties to seek to intervene.

           (iii)          Revenue Computation Inputs. KCPL will provide to Staff monthly billed kWh sales, revenues, customer and billing units aggregated by jurisdiction, by rate class (Small General Service, Medium General Service, Large General Service, Large Power Service, etc.), and by voltage level (primary, secondary, sub-transmission, etc.) for all rate classes. In addition, this data would be provided by usage period (read cycle) for the weather-sensitive groupings. This data would be provided for the nine (9) months of test year actual data that is available when KCPL files the case and for the other three (3) months of the test year as soon as the data is available.

           (iv)          Rate Design.          The Signatory Parties agree not to file new or updated class cost of service studies or to propose changes to rate structures in Rate Filing #2.

           (v)          Infrastructure.          The 2007 Rate Case will include prudent expenditures for the installation of a Selective Catalytic Reduction (SCR) facility at La Cygne 1, and the additions to transmission and distribution infrastructure identified in Appendix D that are in service prior to the agreed upon true-up date. The Signatory Parties agree that they will not take the position that these investments should be excluded from KCPL's rate base on the ground that the projects were not necessary or timely, or that alternative technologies or fuels should have been used by KCPL, so long as KCPL proceeds to implement the Resource Plan described herein (or a modified version of the Resource Plan where the modified plan has been approved by the Commission) and KCPL is in compliance with Paragraph III.B.1(o) "Resource Plan Monitoring." Nothing in this Agreement shall be construed to limit any of the Signatory Parties' ability to inquire regarding the prudence of KCPL's expenditures, or to assert that the appropriate amount to include in KCPL's rate base or its cost of service for these investments is a different amount (e.g., due to imprudent project management) than that proposed by KCPL.

           (vi)          Amortization Expense.          The 2007 Rate Case will include an amortization expense of $17 million on a Missouri jurisdictional basis, as may be adjusted upward or downward as set out in Paragraph III.B.1.i. Conditioned upon KCPL's continued performance pursuant to the Regulatory Plan, the Signatory Parties agree that they will not contest this amortization in the 2007 Rate Case. After the 2007 Rate Case, KCPL will continue to book this amortization annually, which shall continue until the Commission approves a change either upon agreement of the Signatory Parties made with due regard to KCPL's then existing situation, or in the course of a general rate proceeding as further set out in Paragraph III.B.1.i. Paragraph III.B.1.i does not preclude KCPL, or any other party from requesting that this amortization be directed toward specific plant accounts or from requesting additional changes in depreciation rates that may result from depreciation studies. Any such accumulated amortization balance booked pursuant to this Agreement will be used as an offset to rate base in future rate proceedings of KCPL.

           (vii)          Demand Response, Efficiency And Affordability Programs. The 2007 Rate Case will also include the amortization related to the Demand Response, Efficiency and Affordability Programs, as more fully described in Paragraph III.B.5 below. The Signatory Parties agree not to contest the continuation of this amortization in the 2007 Rate Case on any basis other than KCPL's failure to prudently implement the Demand Response, Efficiency and Affordability Programs described in Paragraph III.B.5 below.

           (viii)          Special Contracts. KCPL agrees that for ratemaking determinations, Praxair, Ford and other special contracts will be treated as if they were paying the full generally applicable tariff rate for service from KCPL and other provisions in special contracts will not affect rate base for regulatory purposes.

          c.          Rate Filing #3 (2008 Rate Case)

           (i)          Schedule.          Rate schedules with an effective date of January 1, 2009 may be filed with the Commission on February 1, 2008. The test year will be based upon a historic test year ending December 31, 2007, (initially filed with nine (9) months actual and three (3) months budget data), with updates for known and measurable changes, as of June 30, 2008, and with a true-up through September 30, 2008. On or about October 21, 2008, KCPL will file in a true-up proceeding a reconciliation as of September 30, 2008. The specific list of items to be included in the true-up proceeding shall be mutually agreed upon between KCPL and the Signatory Parties, or ordered by the Commission during the course of the rate case. However, the Signatory Parties anticipate that the true-up items will include, but not necessarily be limited to, revenues including off-system sales, fuel prices and purchased power costs, payroll and payroll related expenses, plant-in-service, depreciation and other items typically included in true-up proceedings before the Commission.

           (ii)          Interventions. Each of the Signatory Parties shall be considered as having sought intervenor status in the 2008 Rate Filing without the necessity of filing an application to intervene and KCPL consents in advance to such interventions. The Signatory Parties expect that the Commission's standard procedures and rules will be applicable to this rate filing including public notice, local public hearings and evidentiary hearings at appropriate times and places, and an opportunity for interested parties other than the Signatory Parties to seek to intervene.

           (iii)          Revenue Computation Inputs. KCPL will provide to Staff monthly billed kWh sales, revenues, customer and billing units aggregated by jurisdiction, by rate class (Small General Service, Medium General Service, Large General Service, Large Power Service, etc.), and by voltage level (primary, secondary, sub-transmission, etc.) for all rate classes. In addition, this data would be provided by usage period (read cycle) for the weather-sensitive groupings. This data would be provided for the nine (9) months of test year actual data that is available when KCPL files the case and for the other three (3) months of the test year as soon as the data is available.

           (iv)          The Signatory Parties agree not to file new or updated class cost of service studies or to propose changes to rate structures in Rate Filing #3.

           (v)          Infrastructure. The 2008 Rate Case will include prudent expenditures for the installation of an SCR facility, a Flue Gas Desulphurization ("FGD") unit and a Baghouse at Iatan 1; 100 MWs of wind generation; and the additions to transmission and distribution infrastructure identified in Appendix D that are in service prior to the agreed upon true-up date. The Signatory Parties agree that they will not take the position that these investments should be excluded from KCPL's rate base on the ground that the projects were not necessary or timely, or that alternative technologies should have been used by KCPL, so long as KCPL proceeds to implement the Resource Plan described herein (or a modified version of the Resource Plan where the modified plan has been approved by the Commission) and KCPL is in compliance with Paragraph III.B.1(o) "Resource Plan Monitoring." Nothing in this Agreement shall be construed to limit any of the Signatory Parties' ability to inquire regarding the prudence of KCPL's expenditures, or to assert that the appropriate amount to include in KCPL's rate base or its cost of service for these investments is a different amount (e.g., due to imprudent project management) than that proposed by KCPL.

           (vi)          Amortization Expense.          The 2008 Rate Case will include an amortization expense of $17 million on a Missouri jurisdiction basis, as may be adjusted upward or downward as set out in Paragraph III.B.1.i. Conditioned upon KCPL's continued performance pursuant to the Regulatory Plan, the Signatory Parties agree that they will not contest this amortization in the 2008 Rate Case. After the 2008 Rate Case, KCPL will continue to book this amortization annually, which shall continue until the Commission approves a change either upon agreement of the Signatory Parties made with due regard to KCPL's then existing situation, or in the course of a general rate proceeding as further set out in Paragraph III.B.1.i. Paragraph III.B.1.i does not preclude KCPL, the Staff, Public Counsel, or any other party from requesting that this amortization be directed toward specific plant accounts or from requesting additional changes in depreciation rates that may result from depreciation studies. Any such accumulated amortization balance booked pursuant to this Agreement will be used as an offset to rate base in future rate proceedings of KCPL.

           (vii)          Demand Response, Efficiency and Affordability Programs. The 2008 Rate Case will also include the amortization related to the Demand Response, Efficiency and Affordability Programs, as more fully described in Paragraph III.B.5 below. The Signatory Parties agree not to contest the continuation of this amortization in the 2008 Rate Case on any basis other than KCPL's failure to prudently implement the Demand Response, Efficiency and Affordability Programs described in Paragraph III.B.5 below.

           (viii)          Special Contracts. KCPL agrees that for ratemaking determinations, Praxair, Ford and other special contracts will be treated as if they were paying the full generally applicable tariff rate for service from KCPL and other provisions in special contracts will not affect rate base for regulatory purposes.

          d.          Rate Filing # 4 (2009 Rate Case)

           (i)           Schedule. Rate schedules with an effective date of September 1, 2010, will be filed with the Commission on October 1, 2009, or eight (8) months prior to the commercial in service operation date of Iatan 2. The test year will be based upon a historic test year ending December 31, 2009, (initially filed with nine (9) months actual and three (3) months budget data), with updates for known and measurable changes, as of March 31, 2010, and with a true-up through May 31, 2010. On or about July 1, 2010, KCPL will file in a true-up proceeding a reconciliation as of May 31, 2010. The specific list of items to be included in the true-up proceeding shall be mutually agreed upon between KCPL and the Signatory Parties, or ordered by the Commission during the course of the rate case. However, the Signatory Parties anticipate that the true-up items will include, but not necessarily be limited to, revenues including off-system sales, fuel prices and purchased power costs, payroll and payroll related benefits, plant-in-service, depreciation and other items typically included in true-up proceedings before the Commission.

           (ii)          Interventions. Each of the Signatory Parties shall be considered as having sought intervenor status in the 2009 Rate Filing without the necessity of filing an application to intervene and KCPL consents in advance to such interventions. The Signatory Parties expect that the Commission's standard procedures and rules will be applicable to this rate filing including public notice, local public hearings and evidentiary hearings at appropriate times and places, and an opportunity for interested parties other than the Signatory Parties to seek to intervene.

           (iii)          Revenue Computation Inputs. KCPL will provide to Staff monthly billed kWh sales, revenues, customer and billing units aggregated by jurisdiction, by rate class (Small General Service, Medium General Service, Large General Service, Large Power Service, etc.), and by voltage level (primary, secondary, sub-transmission, etc.) for all rate classes. In addition, this data would be provided by usage period (read cycle) for the weather-sensitive groupings. This data would be provided for the nine (9) months of test year actual data that is available when KCPL files the case and for the other three (3) months of the test year as soon as the data is available.

           (iv)           Infrastructure. The 2009 Rate Case will include prudent expenditures for Iatan 2; the FGD unit and the Baghouse at La Cygne 1; and the additions to transmission and distribution infrastructure identified in Appendix D that are in service prior to the agreed upon true-up date. The Signatory Parties agree that they will not take the position that these investments should be excluded from KCPL's rate base on the ground that the projects were not necessary or timely, or that alternative technologies should have been used by KCPL, so long as KCPL proceeds to implement the Resource Plan described herein (or a modified version of the Resource Plan where the modified plan has been approved by the Commission) and KCPL is in compliance with Paragraph III.B.1(o) "Resource Plan Monitoring." Nothing in this Agreement shall be construed to limit any of the Signatory Parties' ability to inquire regarding the prudence of KCPL's expenditures, or to assert that the appropriate amount to include in KCPL's rate base or its cost of service for these investments is a different amount (e.g., due to imprudent project management) than that proposed by KCPL.

           (v)          Demand Response, Efficiency and Affordability Programs. The 2009 Rate Case will also include the amortization related to the Demand Response, Efficiency and Affordability Programs, as more fully described in Paragraph III.B.5 below. The Signatory Parties agree not to contest the continuation of this amortization in the 2009 Rate Case on any basis other than KCPL's failure to prudently implement the Demand Response, Efficiency and Affordability Programs described in Paragraph III.B.5 below.

           (vi)          Special Contracts. KCPL agrees that for ratemaking determinations, Praxair, Ford and other special contracts will be treated as if they were paying the full generally applicable tariff rate for service from KCPL and other provisions in special contracts will not affect rate base for regulatory purposes.

           (vii)          Construction Accounting. The Signatory Parties agree that KCPL should be allowed to treat the Iatan 2 project under "Construction Accounting" to the effective date of new rates in the 2009 Rate Case. Construction Accounting will be the same treatment for expenditures and credits consistent with the treatment for Iatan 2 prior to Iatan 2's commercial in service operation date. Construction Accounting will include treatment for test power and its valuation consistent with the treatment of such power prior to Iatan 2's commercial in service operation date with the exception that such power valuation will include off-system sales. The AFUDC rate that will be used during this period will be consistent with the AFUDC rate calculation in Paragraph III.B.1.g. The amortization of the amounts deferred under this Construction Accounting method will be determined by the Commission in the 2009 Rate Case. The non-KCPL Signatory Parties reserve the right to challenge amounts deferred under this Paragraph in the event that they contend that the Iatan 2 commercial in service operation date was delayed due to imprudence relating to its construction.

          e.          Post Iatan 2 Rates

          KCPL may file rate requests and any Signatory Party with standing may file a rate decrease request at any time subsequent to the effective dates of the tariffs approved in Rate Filing #4 described above.

          4.          Timely Infrastructure Investments

          KCPL agrees to undertake commercially reasonable efforts to make energy infrastructure investments as specified in Appendix D from January 1, 2005 through December 31, 2009 and as generally identified in Paragraph III.B.3.a.(iii), III.B.3.b.(iv), III.B.3.c.(iv) and III.B.3.d.(iv), described above. This commitment includes the completion or substantial progress being made on the following construction projects:

*

800-900 MW of new generation capacity, Iatan 2, to be regulated capacity excepting that interest that may be owned by a municipality or joint municipal utility commission, located at the Iatan site near Weston, Missouri, of which KCPL will own approximately 500 MWs;

*

Environmental investments related to Iatan 1 and LaCygne 1 for accelerated compliance with environmental regulations; the Iatan 1 and LaCygne 1 environmental equipment will provide significant reductions in site emissions of SO2, NOx, Particulate and Mercury and will position the units to meet compliance requirements in the EPA's Clean Air Interstate Rule. With the addition of Iatan 2 at this site, compliance on Iatan 1 will ensure that total site emissions after completion of Iatan 2 will be less than the current site emissions from Iatan 1 and will help address the environmental concerns of citizens living in the area around the Iatan site. In addition, the early installation of the LaCygne 1 SCR is designed to help maintain attainment of the 8-Hour Ozone standard within the metropolitan Kansas City region. Installation of this SCR before the 2007 Ozone season is considered a significant component of the region's proposed Ozone mitigation plan by Mid-America Regional Council, regional EPA officials, Kansas Department of Health & Environment and MDNR. With respect to any of the expenditures anticipated for environmental compliance, KCPL will continue to assess the environmental laws to ensure that its expenditures will comply with existing or expected environmental regulations.

*

100 MW of new wind generation facilities to be installed in 2006. An additional 100 MW of new wind generation facilities will be installed in 2008 if a detailed evaluation (made with input from interested Signatory Parties) supports such an action to proceed with its construction. KCPL's detailed evaluation shall include information obtained from a tall tower wind assessment performed for KCPL at two sites in Missouri. The detailed evaluation will utilize the KCPL tall tower wind assessment information (and other Missouri-specific information, if available) to analyze the cost effectiveness of wind generation in Missouri before installing the second 100 MW of wind generation in any state other than Missouri. The Signatory Parties agree that KCPL will perform an assessment of wind energy resources at Missouri sites determined in concert with MDNR and other interested Signatory Parties. KCPL will obtain access to two (2) Missouri wind assessment locations and will contract to install wind measuring equipment and evaluate data collected at levels between 50 meters up to and including 100 meters above ground level for the ultimate purpose of producing site-specific measurements that can be used to quantify the wind resources in Missouri. The two (2) Missouri tall tower installations will be in place and operating by December 31, 2005. The initial report analyzing the first 12 months of tall tower data will be completed by March 31, 2007. The final report analyzing the first 18 to 21 months of data will be completed by December 31, 2007.

          KCPL shall provide status updates on these infrastructure commitments to the Staff, Public Counsel, MDNR and all other interested Signatory Parties on a quarterly basis. Such reports will explain why these investment decisions are in the public interest. In addition, KCPL will continue to work with the Staff, Public Counsel and all other interested Signatory Parties in its long-term resource planning efforts to ensure that its current plans and commitments are consistent with the future needs of its customers and the energy needs of the State of Missouri.

          5.          Demand Response, Efficiency and Affordability Programs

          KCPL and the many participants in the subteam of Team A workshop process have developed or recommended a number of Demand Response, Efficiency and Affordability Programs ("Customer Programs"). The current estimated cost associated with Demand Response, Efficiency and Affordability Programs for the five (5) year period is $52.8 million split between Missouri ($29 million) and Kansas ($23.8 million) as detailed on Appendix C. The initially budgeted expenditures for the five (5) year period for Missouri shall be $13.8 million for Demand Response Programs, $2.5 million for Affordability Programs, and $12.7 million for Efficiency Programs.

          The Staff, Public Counsel, MDNR and any other interested Signatory Party will serve as an advisory group ("Customer Programs Advisory Group" or "CPAG") to KCPL in the development, implementation, monitoring and evaluation of the Demand Response, Efficiency and Affordability Programs. KCPL agrees to meet with and provide updates to the CPAG at least once every six months on the following subjects: (1) the status of program implementation including the amount of expenditures for each program and the level of customer participation, (2) the status of program evaluations including evaluation consultants chosen, evaluation budgets, evaluation expenditures and copies of completed evaluations, and (3) the status of new program selection and design efforts, including copies of program screening results.

          KCPL commits to implement the Demand Response, Efficiency and Affordability Programs detailed in Appendix C, beginning in 2005. Further evaluation needs to be made on the Efficiency Programs detailed in Appendix C prior to implementation to determine the impact of the Efficiency Programs on KCPL and the anticipated cost-effectiveness of the Efficiency Programs presented. KCPL will work with the CPAG to complete the necessary pre-implementation evaluations to determine the initial implementation plan for the Efficiency Programs within four (4) months of the effective date of an Order Approving Stipulation and Agreement. The initial implementation plan for Efficiency Programs may be modified (such modifications may include deleting currently proposed programs or adding new programs, as well as increases in the overall funding level for Efficiency Programs) based on results from the pre-implementation evaluations and input from the CPAG.

          KCPL shall complete a detailed post-implementation review of the initial two (2) years of each program within six (6) months of the end of each program's second year. This review will include both process evaluations and cost effectiveness evaluations. These evaluations will then be used in the selection and design of future programs. KCPL shall consider input from the CPAG regarding the post-implementation evaluation process as well as the selection and design of future programs. Input from the CPAG regarding post-implementation cost effectiveness evaluations may include recommendations about the appropriate screening tests (e.g., the Total Resource Cost Test) to calculate and/or utilize in selecting and designing future programs.

          For both the pre-implementation and post-implementation analysis described above, KCPL shall, at a minimum, use the Total Resource Cost Test and MIDAS present value of revenue requirements analysis in its decision-making process for selecting future Efficiency and Demand Response Programs. KCPL's documentation of its decision-making process for selecting future Efficiency and Demand Response Programs shall identify and explain considerations, if any, other than the minimization of the present value of revenue requirements (e.g., rate impact or risk mitigation considerations) that were used in its decision-making process.

          Any Signatory Party's participation in the CPAG shall not be construed as a waiver of that Signatory Party's rights to make arguments in general rate proceedings regarding (1) the appropriate design, selection or expenditure level, for Customer Programs or (2) the appropriate methodology for allocating the costs of Customer Programs to customer classes.

          KCPL will accumulate the Demand Response, Efficiency and Affordability Program costs in regulatory asset accounts as the costs are incurred. Beginning with the 2006 Rate Filing, KCPL will begin amortizing the accumulated costs over a ten (10) year period. KCPL will continue to place the Demand Response, Efficiency and Affordability Program costs in the regulatory asset account, and costs for each vintage subsequent to the 2006 Rate Filing will be amortized over a ten (10) year period. Signatory Parties reserve the right to establish a fixed amortization amount in any KCPL rate case prior to June 1, 2011. The amounts accumulated in these regulatory asset accounts shall be allowed to earn a return not greater than KCPL's AFUDC rate. The class allocation of the costs will be determined when the amortizations are approved.

          6.           Agreement Conditioned On Regulatory Plan Approval By Kansas Corporation Commission

          From the beginning of these proceedings, KCPL has represented that the viability of the Regulatory Plan is dependent upon approval by both the Kansas Corporation Commission ("KCC") and this Commission. The Signatory Parties other than KCPL concur. The Signatory Parties other than KCPL understand that KCPL expects to file with the KCC a Regulatory Plan agreed upon by entities in Kansas for approval by the KCC. KCPL understands and agrees that in addition to the other Signatory Parties' approval of the instant Regulatory Plan being conditioned upon the approval of a Regulatory Plan by the KCC, the other Signatory Parties' approval of the instant Regulatory Plan is conditioned upon the terms of the Regulatory Plan approved by the KCC being substantially similar to the terms of the Regulatory Plan agreed to and approved in Missouri.

          KCPL agrees that it will timely file with this Commission the Regulatory Plan approved by the KCC and that the other Signatory Parties in Missouri will have seven (7) days from that filing with this Commission to indicate whether they still support approval of the Regulatory Plan agreed upon herein and required by this Commission. If the terms of the Regulatory Plan agreed upon in Kansas and/or required by the KCC are not comparable to the terms agreed to in Missouri and required by this Commission, KCPL agrees that it will offer to the other Signatory Parties in Missouri and accept comparable terms to those terms agreed upon in Kansas and/or required by the KCC. Specifically, the agreement to the level of funding of the Demand Response, Efficiency and Affordability Programs contained herein is contingent upon the indicated level of funding in Kansas of these programs.

          7.          Surveillance Reports

          KCPL shall continue to submit to the Staff, Public Counsel and all other Signatory Parties who request them its annual surveillance report in the same format previously provided by KCPL.

          8.          Customer Service Standards

          KCPL agrees to provide the Staff and the Office of Public Counsel monthly data submitted quarterly (within forty-five (45) days of end of the period) on the following quality of service measures:

                    Call Center Data

Total Calls Offered to the Call Center
Call Center Staffing including Call Center Management Personnel
Average Speed of Answer
Abandoned Call Rate

                    Reliability Indicators

Customer Average Interruption Duration Index ("CAIDI")
System Average Interruption Duration Index ("SAIDI")
System Average Interruption Frequency Index ("SAIFI")
Momentary Average Interruption Frequency Index ("MAIFI")

          CAIDI, SAIDI, and SAIFI will be reported on both a weather adjusted and unadjusted basis.

          9.          Partnership Issues Involving the Iatan 2 Plant

          a)          Empire and Aquila are partners in the Iatan 1 plant, with a combined share of 30% of Iatan 1, and desire to participate in the Iatan 2 plant. KCPL will consider these entities as preferred potential partners in the Iatan 2 generating plant project of at least a 30% combined share of Iatan 2, if these entities can demonstrate that they have a commercially feasible financing plan for meeting their financial commitments to participate in the ownership of the Iatan 2 plant by the later of August 1, 2005, or such date that KCPL shall issue its request(s) for proposal(s) related to Iatan 2. Such a financing plan must not adversely affect KCPL's ability to finance its share of the Iatan 2 plant or complete construction on a time frame connected with this Agreement. This Agreement shall not be deemed to change or modify any contractual rights or responsibilities that Aquila and/or Empire may have, or may not have, under existing agreements.

          b)          MJMEUC has a desire to participate in the Iatan 2 plant. KCPL will consider MJMEUC as a preferred potential partner in the Iatan 2 plant of at least 100 MW of Iatan 2, if it can demonstrate that it has a commercially feasible financing plan for meeting its financial commitment to participate in the ownership of the Iatan 2 plant by August 1, 2005, or such date that KCPL shall issue its request(s) for proposal(s) related to Iatan 2. Such a financing plan must not adversely affect KCPL's ability to finance its share of the Iatan 2 plant or complete construction on a time frame connected with this Agreement.

          c)          In addition, KCPL specifically reserves the right to continue to discuss with other entities, including other entities not regulated by the Commission, the potential participation of those entities in the Iatan 2 plant, notwithstanding the specific provisions of this Paragraph.

          10.          Effect of This Negotiated Settlement

          a.          None of the Signatory Parties shall be deemed to have approved or acquiesced in any question of Commission authority, accounting authority order principle, cost of capital methodology, capital structure, decommissioning methodology, ratemaking principle, valuation methodology, cost of service methodology or determination, depreciation principle or method, rate design methodology, cost allocation, cost recovery, or prudence that may underlie this Agreement, or for which provision is made in this Agreement. This Agreement shall not be construed as fulfilling any requirements for environmental permits necessary for construction or operation of the infrastructure investments delineated in this Agreement. Participation by MDNR in this Agreement shall not be construed as an indication that MDNR has taken any position on any KCPL application for construction of new generation facilities.

          b.          This Agreement is based on the unique circumstances presented by KCPL to the Signatory Parties. This Agreement shall not be construed to have precedential impact in any other Commission proceeding.

          c.          The Signatory Parties enter into this Agreement in reliance upon information provided to them by KCPL. In the event that the Commission finds that KCPL failed to provide the Signatory Parties with material and relevant information in its possession, or which should have been available to KCPL through reasonable investigation, or in the event that the Commission finds that KCPL misrepresented facts relevant to this Agreement, this Agreement shall be terminated.

          d.          This Agreement represents a negotiated settlement. Except as specified herein, the Signatory Parties to this Agreement shall not be prejudiced, bound by, or in any way affected by the terms of this Agreement: (a) in any future proceeding; (b) in any proceeding currently pending under a separate docket; and/or (c) in this proceeding should the Commission decide not to approve this Agreement in the instant proceeding, or in any way condition its approval of same.

          e.          The provisions of this Agreement have resulted from negotiations among the Signatory Parties and are interdependent. In the event that the Commission does not approve and adopt the terms of this Agreement in total, it shall be void and no party hereto shall be bound, prejudiced, or in any way affected by any of the agreements or provisions hereof.

          f.          When approved and adopted by the Commission, this Agreement shall constitute a binding agreement among the Signatory Parties hereto. The Signatory Parties shall cooperate in defending the validity and enforceability of this Agreement and the operation of this Agreement according to its terms.

          g.          This Agreement does not constitute a contract with the Commission. Acceptance of this Agreement by the Commission shall not be deemed as constituting an agreement on the part of the Commission to forego, during the Regulatory Plan, the use of any discovery, investigative or other power which the Commission presently has. For example, non-signatories to this Agreement may request or file for an earnings/revenues investigation of KCPL, and in response the Commission may direct the Staff to conduct an earnings/revenues investigation of KCPL. Thus, nothing in this Agreement is intended to impinge or restrict in any manner the exercise by the Commission of any statutory right, including the right to access information, or any statutory obligation. Nothing in this Agreement is intended to impinge, restrict or limit in any way Public Counsel's discovery powers, including the right to access information and investigate matters related to KCPL. Nothing in this Agreement is intended to impinge, restrict or limit in any way the Office of the Attorney General's discovery powers, including the right to access information and investigate matters related to KCPL. Nothing in this Agreement or participation in this case by MJMEUC shall be deemed to establish or enlarge the jurisdiction of the Commission beyond that provided in existing law with respect to the MJMEUC or any ownership or interest that it may acquire in the Iatan 2 plant or related facilities and assets.

          h.          This Agreement contains the entire generally-applicable agreements or arrangements of the Signatory Parties. There are no other generally-applicable agreements or arrangements that pertain to these matters. Silence in this Agreement on a particular topic or issue indicates that the Signatory Parties reached no agreement on the handling of that topic or issue.

          11.          Commission Approval of the Stipulation and Agreement

          a.          KCPL will and any other Signatory Party may file testimony and/or schedules in support of this Agreement no later than April 11, 2005.

          b.          Public Counsel reserves the right to request local hearings in the KCPL service area in this case. Notwithstanding any other provision of this Agreement, Public Counsel also specifically reserves the right to assert a position on any new issue raised at local hearings which Public Counsel believes has not been adequately addressed in this Agreement.

          c.          The Staff shall file suggestions or a memorandum in support of this Agreement and the other Signatory Parties shall have the right to file responsive suggestions or prepared testimony.

          d.          If requested by the Commission, the Staff shall have the right to submit to the Commission an additional memorandum addressing the matter requested by the Commission. Each party of record shall be served with a copy of any memorandum and shall be entitled to submit to the Commission, within five (5) days of receipt of the Staff's memorandum, a responsive memorandum, which shall also be served on all parties. The contents of any memorandum provided by any Signatory Party are its own and are not acquiesced in or otherwise adopted by the other Signatory Parties to this Agreement, whether or not the Commission approves and adopts this Agreement.

          e.          The Staff shall also have the right to provide, at any agenda meeting at which this Agreement is noticed to be considered by the Commission, whatever oral explanation the Commission requests, provided that the Staff shall, to the extent reasonably practicable, provide the other Signatory Parties with advance notice of when the Staff shall respond to the Commission's request for such explanation once such explanation is requested from the Staff. The Staff's oral explanation shall be subject to public disclosure, except to the extent it refers to matters that are privileged or protected from disclosure pursuant to any Protective Order issued in this case.

          f.          If the Commission does not unconditionally approve this Agreement without modification, and notwithstanding its provision that it shall become void thereon, neither this Agreement, nor any matters associated with its consideration by the Commission, shall be considered or argued to be a waiver of the rights that any party has to a hearing on the issues presented by the Agreement, for cross-examination, or for a decision in accordance with Section 536.080 RSMo 2000 or Article V, Section 18 of the Missouri Constitution, and the parties shall retain all procedural and due process rights as fully as though this Agreement had not been presented for approval, and any suggestions, memoranda, testimony or exhibits that have been offered or received in support of this Agreement shall thereupon become privileged as reflecting the substantive content of settlement discussions and shall be stricken from and not be considered as part of the administrative or evidentiary record before the Commission for any further purpose whatsoever.

          g.          In the event the Commission accepts the specific terms of the Agreement, the Signatory Parties waive their respective rights to cross-examine witnesses; their respective rights to present oral argument and written briefs pursuant to Section 536.080.1 RSMo 2000; their respective rights to the reading of the transcript by the Commission pursuant to Section 536.080.2 RSMo 2000; and their respective rights to judicial review pursuant to Section 386.510 RSMo 2000. This waiver applies only to a Commission Order Approving Stipulation and Agreement or other Report And Order approving this Agreement issued in this proceeding, and does not apply to any matters raised in any subsequent Commission proceeding, or any matters not explicitly addressed by this Agreement.

          12.          The Terms of this Agreement.

          The terms of this Agreement (once approved by the Commission) will be deemed to have become effective as of the date the Order of the Commission approving this Agreement becomes final, and will expire June 1, 2010, except where otherwise specified in this Agreement.

          WHEREFORE, the Signatory Parties respectfully request that the Commission approve this Agreement to be effective by May 15, 2005, if possible.

Respectfully submitted,

STAFF OF THE MISSOURI PUBLIC SERVICE COMMISSION By: /s/Dana K. Joyce Dana K. Joyce, MBE #28533 Steven Dottheim, MBE #29149	KANSAS CITY POWER & LIGHT COMPANY By: /s/William G. Riggins William G. Riggins, MBE #42501 James M. Fischer, MBE #27543 Karl Zobrist, MBE #28325
OFFICE OF THE PUBLIC COUNSEL By: /s/John B. Coffman John B. Coffman, MBE #36591	MISSOURI DEPARTMENT OF NATURAL RESOURCES By: /s/Michael Warrick Michael Warrick, MBE #50520
PRAXAIR, INC. By: /s/Stuart W. Conrad by SD Stuart W. Conrad, MBE #23966	MISSOURI INDUSTRIAL ENERGY CONSUMERS By: /s/Diana M. Vuylsteke by James M. Fischer Diana M. Vuylsteke, MBE #42419
THE EMPIRE DISTRICT ELECTRIC COMPANY By: /s/Dean L. Cooper by James M. Fischer Dean L. Cooper, MBE #36592	AQUILA, INC. By: /s/Dean L. Cooper by James M. Fischer Dean L. Cooper, MBE #36592
CITY OF KANSAS CITY, MISSOURI By: _______________________ Mark W. Comley, MBE #28847	JACKSON COUNTY, MISSOURI By: _______________________ Jeremiah Finnegan, MBE #18416
CONCERNED CITIZENS OF PLATTE COUNTY AND THE SIERRA CLUB By: _______________________ Kathleen G. Henry, MBE #39504	MISSOURI JOINT MUNICIPAL ELECTRIC UTILITY COMMISSION By: /s/Duncan Kincheloe by James M. Fischer Duncan Kincheloe, MBE #25497
FORD MOTOR COMPANY By: /s/Diana M. Vuylsteke by James M. Fischer Diana M. Vuylsteke, MBE #42419

Kansas City Power & Light Company

SO2 Emission Allowance Management Policy

** Denotes Highly Confidential Information **

Introduction

The purpose of the SO2 Emission Allowance Management Policy (SEAMP) is to set out the approach, guidelines, trading parameters, and reporting requirements that Kansas City Power & Light Company (KCPL) will utilize to manage its SO2 emission allowance inventory. Specifically, this policy is structured to achieve the following three objectives:

Objective 1: Manage "banked" (past vintage), current and future SO2 emission allowances in a manner that, based on the Company's resource plan and subject to any identified risk or other considerations, will minimize the expected present value of long-run utility revenue requirements while fulfilling obligations to provide adequate service at reasonable rates through transactions of allowances. Allowance transaction decisions impacting the expected present value of long-run utility revenue requirements shall use as a basis the Company's resource plan which shall take into consideration: the market price of SO2 emission allowances needed for compliance with environmental regulations, the cost of investments in emission control equipment, additional operating and maintenance costs associated with new installations of emission control equipment, and other changes in power production costs (e.g. due to declines in the efficiency (heat rates) of generating units and changes in merit order of unit dispatch) associated with new installations of emission control equipment.

Objective 2: Provide structure and procedure for the Staff of the Missouri Public Service Commission (Staff) and the Office of the Public Counsel (OPC) review of SO2 emission allowance transactions.

Objective 3: Provide structure and procedure for the authorization of SO2 emission allowance transactions taking place subsequent to the effective date of a final order in Case No. EO-2005-xxx and authorization of the initial SO2 Plan.

History

Following are excerpts from the Environmental Protection Agency's (EPA's) website (http://www.epa.gov/airmarkets/arp/overview.html#phases) describing the SO2 emission allowance trading program:

Title IV of the Clean Air Act [(CAA)] sets a goal of reducing annual SO2 emissions by 10 million tons below 1980 levels. To achieve these reductions, [a program, deemed the Acid Rain Program, was implemented].

The Acid Rain Program represents a dramatic departure from traditional command and control regulatory methods which establish specific,

Appendix A-1

inflexible emissions limitations with which all affected sources must comply. Instead, the Acid Rain Program introduces an allowance trading system that harnesses the incentives of the free market to reduce pollution.

Under this system, affected utility units are allocated allowances based on their historic fuel consumption and a specific emissions rate. Each allowance permits a unit to emit 1 ton of SO2 during or after a specified year. For each ton of SO2 emitted in a given year, one allowance is retired, that is, it can no longer be used.

Allowances may be bought, sold, or banked. Anyone may acquire allowances and participate in the trading system. However, regardless of the number of allowances a source holds, it may not emit at levels that would violate federal or state limits set under Title I of the Clean Air Act to protect public health.

During Phase II of the program (now in effect), the Act set a permanent ceiling (or cap) of 8.95 million allowances for total annual allowance allocations to utilities. This cap firmly restricts emissions and ensures that environmental benefits will be achieved and maintained.

Procedures

KCPL finds itself in a position where it has an inventory of past, current and future vintage SO2 emission allowances. The following presents procedures that KCPL will follow to manage its allowance inventory in order to benefit KCPL and its customers and to provide the Staff and OPC with information relevant to the Missouri Public Service Commission's (Commission's) oversight of such activities.

SO2 Plans

As stated above, KCPL is allocated a certain number of SO2 emission allowances as provided by law and/or regulation. Each year, allowances are issued for the year 30 years following. KCPL, as part of this agreement, will provide to Staff and OPC annually its SO2 Plan (SO2 Plan). As part of the annual SO2 Plan, KCPL will provide: (1) the number of allowances it currently has banked, (2) the number of allowances it projects to need on a yearly basis (including the separate identification of the expected quantity of allowances (or value thereof) used to offset sulfur premiums paid under coal contracts), (3) the number of additional allowances it projects to receive in future years, (4) KCPL's proposed range of intended transactions for the upcoming plan year, and (5) a summary of the previous plan year's transactions to date. The proposed range of intended transactions may include contingencies for (1) market opportunities, (2) unexpected extended outages or shutdown of a major KCPL generating unit, or (3) other factors identified by KCPL. The annual SO2 Plan will also consider any scheduled commitments in place prior to the effective date of the final order in Case No. EO-2005-xxx.

Appendix A-2

The annual SO2 Plan will consider the types of coals that will be burned in generating units, the sulfur content of those coals, expected regulations that may affect the SO2 allowance management program, and expected installed air quality pollution control equipment that will affect emission rates of generating units.

In addition to the trading parameters and authority set forth in this SEAMP, KCPL will submit its annual SO2 Plan to Staff and OPC by December 31 of each calendar year to be effective for the period commencing April 1 of the following year and ending March 31 of the next subsequent year. Concurrently, KCPL will notify the Commission stating that the SO2 Plan has been provided to designated personnel from Staff and OPC. If no response, disagreement, or concerns in regards to the annual SO2 Plan are received from Staff and/or OPC within thirty (30) days of the submittal date, the annual SO2 Plan will apply for future transactions for the SO2 Plan year. [Note: Written correspondence (email, fax, or letter) will be considered as an official response. Any response must specifically dispute or question an aspect of the Plan and cannot merely be correspondence used to extend the period of review.]

The annual SO2 Plan may need to be updated throughout the Plan year. Changes in circumstances which may require interim updates would include, but not be limited to, market opportunities and substantial changes in (1) the price of allowances, (2) the cost and/or effectiveness of emission control technologies, (3) environmental regulations or proposed environmental regulations, or (4) other energy market conditions. KCPL will provide any such updated annual SO2 Plan to Staff and OPC and allow time for them to notify KCPL of any concerns, prior to exceeding the level of planned transactions contained in its most recent effective annual SO2 Plan. Concurrently, KCPL will notify the Commission stating that the updated SO2 Plan has been provided to designated personnel from Staff and OPC. If no response, disagreement, or concerns in regards to the updated SO2 Plan are received from Staff and OPC within thirty (30) days of the submittal, the updated annual SO2 Plan will automatically be considered to be the current basis for future transactions for the Plan year. [Note: Written correspondence (email, fax, or letter) will be considered as an official response. Any response must specifically dispute or question an aspect of the updated Plan and cannot merely be correspondence used to extend the period of review.]

Any disputes about an SO2 Plan or any mid-year updates to a Plan will be discussed among the parties and the parties will cooperate to resolve the dispute in good faith. If the parties cannot resolve the dispute within thirty (30) days of the date of the response outlining the objection to the Plan, the matter will be brought to the Commission for its determination.

Contents of SO2 Plans

The initial SO2 Plan (based on analysis submitted to Staff and OPC on January 23, 2005) provided an assessment of the short-term to long-term allowance cost risk for compliance with current and future environmental regulations at various KCPL generating facilities. This assessment considered KCPL's option to install air quality control equipment that would lower SO2 emission rates.

Appendix A-3

Using the Company's current resource plan as a base, annual SO2 Plans will include at least three different scenarios of projections. A baseline projection will be made based on projected fuel types (sulfur content), projected emission rates, and best estimate of future regulations. A second projection will be made that looks at a high emissions scenario. The final projection will look at a low emissions scenario. These scenarios will be used to project a range of future allowance bank surpluses or deficits for each year of a planning horizon. The planning horizon will consist of at least ten (10) years.

If not already provided in the Company's resource plan, the annual SO2 Plan shall also provide an estimate of the cost to "produce" additional allowances at one or more of KCPL's generating facilities if KCPL were to install air quality control equipment that would lower SO2 emission rates. As part of the documentation of the cost to "produce" additional allowances, KCPL will include a description of its rationale for choosing the specific generating facility upon which the cost estimate is based. The cost estimate may be based on cost data available in the industry and will not require a unit-specific engineering study.

SO2 Plans will set out KCPL's range of allowances and proposed intended transactions during the upcoming plan year. This range of allowances and the proposed intended transactions will be based on a methodology that will minimize, subject to any identified risk or other considerations, the expected present value of long-run utility revenue requirements, while fulfilling obligations to provide adequate service at reasonable rates and ensuring that the operation of KCPL generators will not be restricted due to a deficiency of available SO2 emission allowances. Risk considerations will, at a minimum, include: (1) changes in the price of allowances, (2) substantial changes in the cost and/or effectiveness of emission control technologies, (3) substantial changes in environmental regulations or proposed environmental regulations, (4) substantial changes in other energy market conditions, and (5) market opportunities.

By way of example, KCPL's initial SO2 Plan was influenced by the following:

*	Baselines for each unit were established for the initial allocation of SO2 emission allowances based on historical averages for fossil fuel consumed from 1985 through 1987.
*

While KCPL net generation has been greater than the generation levels established in the baseline, significant reductions in SO2 emissions have resulted because of conversions to Power River Basin coal.

*	KCPL has accumulated past vintage allowances in its SO2 allowance "bank".
*	The Clean Air Interstate Rule (CAIR) will impact future SO2 emission allowance requirements.
*	The respective State Implementation Plans set forth by Missouri and Kansas to address implementation of CAIR will impact future SO2 emission allowance requirements.
*

New SO2 emission regulations are anticipated to have the impact of requiring two allowances for each ton of SO2 emitted beginning with vintage 2010, and three allowances for each ton emitted beginning with vintage 2015.

*	KCPL's strategic initiative for implementing environmental upgrades aligns timing of such upgrades with changes in allowance requirements noted in the preceding bullet point. Appendix A-4

*

If no sales strategy is implemented as part of the Missouri Regulatory Plan, KCPL will maintain an inventory of SO2 emission allowances well in excess of requirements given implementation of comprehensive environmental retrofits as scheduled in the Regulatory Plan.

SO2 Plans will include a summary of the previous year's transactions as of the time of submittal including for each transaction the type of transaction, the quantity of allowances involved in the transaction, the quantity and vintage of any allowances received as a result of the transaction, any monetary value received as a result of the transaction, and any expenses (such as brokerage fees) related to the transaction. SO2 Plans will also include the quantity of allowances issued to KCPL in the past year by the EPA, the quantity of allowances used to offset emissions in the past year, the quantity of allowances (or value thereof) used to offset sulfur premiums paid under coal contracts, and the quantity of unused allowances allocated to partners.

In addition to the summary report included with the SO2 Plan submittals, KCPL will create a report that tracks SO2 allowances by serial number for each transaction. This report will be made available to Staff and OPC upon their request.

Because public knowledge of KCPL's plans could jeopardize its ability to manage its SO2 emission allowances, KCPL's submitted SO2 Plans and any updates to those Plans and all transaction documentation will be considered "highly confidential." Certain public information included in the Plans will continue to be available on the Internet on the EPA's website.

Types of Transactions

For the purposes of KCPL's SEAMP the following transactions will be allowed and defined as follows.

SO2 Emission Allowance Outright Cash Purchases - SO2 emission allowances purchased to meet expected requirements of KCPL's units.

SO2 Emission Allowance Outright Cash Sales - SO2 emission allowances sold from KCPL's share of general or unit account holdings.

SO2 Emission Allowance Exchanges - The exchange of SO2 emission allowances either as a "like-kind" exchange or from one vintage to another.

SO2 Emission Allowance Call Sales - The sale of an option that gives the buyer (holder) the right to buy SO2 emission allowances for a specified price within a specified time period in exchange for a premium payment. It obligates the seller (writer) of the option to sell SO2 emission allowances at the designated price should the buyer exercise the option.

SO2 Emission Allowance Put Purchases - The purchase of an option that gives the buyer (holder) the right but not the obligation to sell SO2 emission allowances for a specified price within a specified time period in exchange for a premium payment. It obligates the seller (writer) of the option to buy SO2 emission allowances at the designated price should the buyer exercise the option.

Appendix A-5

Trading Parameters and Authorization

All transactions will be consistent with the Annual SO2 Plan (or interim updates thereto) provided to Staff and OPC, terms of this SEAMP, and other KCPL internal policies. If the Staff or OPC have any disputes regarding KCPL's Annual SO2 Plan (or interim updates thereto) (1) that the parties are attempting to resolve or (2) that are pending resolution by the Commission, then KCPL's SO2 emission allowance transactions must be consistent with the previously effective Annual SO2 Plan to the extent that following such Plan would not interfere with KCPL's ability to meet its obligations to provide safe and adequate service to its retail customers. Proceeds and costs related to transactions completed under the Annual SO2 Plans will be accounted for in accordance with the Stipulation and Agreement in Case No. EO-2005-xxx.

Initial SO2 Plan Effective Through March 31, 2007

**[Highly Confidential Information filed under seal] **

Internal Controls

Details of the (1) internal controls, (2) internal management reports, and (3) duties and workflow of personnel involved in implementing and overseeing the SEAMP are included in separate documentation; however, this paragraph sets forth the fundamental controls for the SEAMP

Appendix A-6                                    NP

program. SO2 allowance trading may only be authorized by the Company's Designated Representative (DR), Authorized Account Representative (AAR), or Alternate Authorized Account Representative (AAAR) as defined by the CAA. Approval requirements for transactions will be consistent with other similar transaction approval requirements within the Company.

Special Allowance Reserve

Because the availability of SO2 emission allowances is crucial to ensure both the economic efficiency of the emissions limitation program and the addition of new electric-generating capacity, Title IV of the CAA mandates that the EPA hold or sponsor yearly auctions of allowances for a small portion of the total allowances allocated each year. The auctions help ensure that new units have a public source of allowances beyond those allocated initially to existing units. In order to supply this auction, the EPA withholds a portion of the Company's annual allowance allocation. The EPA sells these allowances at auction and provides the proceeds to KCPL. KCPL has no control over such EPA withholding or the amount of proceeds received for these auctioned allowances; however, any such proceeds will be accounted for in the same manner as a transaction completed under the SEAMP.

Appendix A-7

Anticipated Five-Year Budget Financing Plan Summary

Kansas City Power & Light
Anticipated 5-Year Budget Financing Plan Summary
($ in millions)

	Projected

	2005	2006	2007	2008	2009	TOTAL

ISSUANCES

KCP&L Debt
Refinancings

Existing Senior Notes	160.0	0.0	225.0	0.0	0.0	385.0

New Financings
Commercial Paper	101.0	0.0	22.3	0.0	67.0	190.4
New Capital Expenditure Funding	0.0	0.0	0.0	250.0	0.0	250.0

KCP&L Equity (Contributed From GPE)
New Capital Expenditure Funding	0.0	150.0	213.6	100.0	100.0	563.6

TOTAL ISSUANCES	$261.0	$150.0	$460.9	$350.0	$167.0	$1,389.0

Appendix B

AFFORDABILITY, EFFICIENCY AND DEMAND

RESPONSE PROGRAMS

1. AFFORDABILTY PROGRAMS

LOW-INCOME AFFORDABLE NEW HOMES PROGRAM

PROGRAM DESCRIPTION

The Low-Income Affordable New Homes Program will be a partnership between KCP&L and non-profit organizations, including Habitat for Humanity and local government community development organizations, to achieve energy-efficient affordable new housing for the low-income community. Incentives will be available for high efficiency CAC, heat pumps and refrigerators. Financial incentives will be set at the full incremental cost for CAC and heat pumps. A $200 incentive will be available towards the purchase of an ENERGY STAR (registered trademark) rated refrigerator. Finally, up to $100 will be available towards the purchase of ENERGY STAR (registered trademark) rated lighting fixtures.

The customer incentive budget is based upon 100% homes receiving refrigerator and lighting incentives and 25% of the homes will receiving high efficiency air conditioners, and 25% receiving high efficiency heat pumps.

EVALUATION

Impacts associated with this program will be estimated based upon engineering analysis. If a control group can be identified, a billing analysis may be conducted after homes that have participated in the program has been occupied for at least 1 full year.

LOW INCOME WEATHERIZATION AND HIGH EFFICIENCY PROGRAM

PROGRAM DESCRIPTION

Qualifying lower income customers can get help managing their energy use and bills through KCP&L's low income weatherization and high efficiency program. The program will work directly with local CAP agencies that already provide weatherization services to low income customers through the DOE and other state agencies. KCP&L will provide supplemental funds to the CAPs to cover the cost of weatherization measures. This program will be administered by the CAP agencies and follows the protocol under current federal and state guidelines. Participants can be a KCP&L owner-occupied residential customer in a one to four-unit structure and have an income that is up to 185% of the federal poverty guidelines. Renters will also be allowed to participate if the landlord pays 50% of

Appendix C-1

the weatherization cost and agrees not to raise the rent for pre-agreed period of time. CAP agencies will be allowed an average of $1,500 per participant for weatherization and other electric savings measures.

This program helps low income customers reduce their energy costs at no cost to the customer. CAP agencies offer a cost effective implementation capability, which allows most of the funds allocated to this program to go directly to the purchase and installation of energy efficiency measures.

EVALUATION

Weatherization impacts for the first two years of the program will be based upon borrowed analysis from other utility programs. In the third year of the program, a billing analysis will be conducted to estimate impacts for all measures.

1. EFFICIENCY PROGRAMS

ONLINE ENERGY INFORMATION AND ANALYSIS PROGRAM

USING NEXUS (registered agent) RESIDENTIAL SUITE

PROGRAM DESCRIPTION

The online energy information and analysis program allows all residential customers with computers to access their billing information and comparisons of their usage on a daily, weekly, monthly or annual basis. This tool will analyze what end uses make up what percent of their usage, and provide information on ways to save energy by end use through a searchable resource center. This tool also allows the user to analyze why their bill may have changed from one month to another. A home comparison also displays a comparison of the customer's home versus an average similar home via an Energy guide label concept.

EVALUATION

Since this is an informational program and any potential savings will be difficult, if not impossible, to accurately measure, KCP&L does not propose to evaluate the program for energy savings. KCP&L will provide reports on usage.

Appendix C-2

HOME PERFORMANCE WITH ENERGY STAR(registered trademark) PROGRAM - TRAINING

PROGRAM DESCRIPTION

Home Performance with ENERGY STAR (registered trademark) is a unique program which enhances the traditional existing home energy audit service. This program uses the ENERGY STAR (registered trademark) brand to help encourage and facilitate whole-house energy improvements to existing housing. This program focuses on the private-sector contractors and service professionals who currently work on existing homes - replacing HVAC systems, adding insulation, installing new windows, etc. The Missouri Home Performance with ENERGY STAR (registered trademark) Initiative requires contractors to be accredited under Building Performance Institute (BPI) standards. Technicians must possess appropriate skills and are field-tested to obtain certification, further lending credibility to services offered.

The program strives to provide homeowners with consumer education, value and a whole-house approach. Contractors are trained to provide "one-stop" problem solving that identifies multiple improvements that, as a package, will increase the home's energy efficiency. While the program goal is saving energy, its market-based approach and message focus on addressing a variety of customer needs - comfort, energy savings, durability and health and safety. It also encourages the development of a skilled and available contractor/provider infrastructure that has an economic self-interest in providing and promoting comprehensive, building science-based, retrofit services.

EVALUATION

KCP&L will track whole-house evaluations that are performed by certified contractors in their service territory. In year 3, a billing analysis will be conducted between participants and a control group.

CHANGE A LIGHT- SAVE THE WORLD

PROGRAM DESCRIPTION

Changing the world starts with simple actions. When you replace a light bulb or fixture in your home with one that has earned the U.S. government's ENERGY STAR rating, you contribute to a cleaner environment while saving yourself energy, money and time buying and changing lights in your home. Lighting that has earned the ENERGY STAR (registered trademark) rating prevents greenhouse gas emissions by meeting strict energy efficiency guidelines set by the US Environmental Protection Agency and US Department of Energy. ENERGY STAR (registered trademark) encourages every American to change out the 5 fixtures they use most at home (or the light bulbs in them) to ENERGY STAR (registered trademark) qualified lighting, to save themselves more than $60 every year in energy costs.

Appendix C-3

Every fall, ENERGY STAR (registered trademark) partner retailers, manufacturers, utilities, and state organizations come together to make this change even easier. These partners are working to bring more energy-efficient lighting choices to store shelves than ever before. ENERGY STAR (registered trademark) qualified lighting uses two thirds less energy and lasts 6 to 10 times longer than traditional lighting. When you save energy, you not only save money on your utility bills, you also help to protect our environment. KCP&L will contribute funds annually to the state agencies that are working with the EPA and Energy Star to promote this program in the KCP&L service territory. KCP&L expects most of the funds to be used for point of purchase rebates for CFLs.

EVALUATION

KCP&L will rely on evaluations conducted by the EPA and ENERGY STAR (registered trademark).

COOL HOMES PROGRAM

PROGRAM DESCRIPTION

The Cool Homes Program will encourage residential customers to purchase and install energy-efficient central air conditioning and heat pumps by providing financial incentives to offset a portion of the equipment's higher initial cost. The program's long-range goal is to encourage contractors/distributors to use energy efficiency as a marketing tool, thereby stocking and selling more efficient units and moving the entire CAC and heat pump market toward greater energy efficiency. Incentives will be set at approximately 50% of incremental cost. SEER 13.0 and higher efficiency equipment will be rebated in 2005. Since federal standards are set to be increased from 10 SEER to 13 SEER in 2006, KCP&L will modify the 2006 incentives to only rebate SEER levels at 15.0 and above.

One important feature of the program that will begin immediately is to offer training in Manual J calculations and System Charging and Airflow for HVAC contractors. Manual J is the industry standard residential load calculation method. The training offers step-by-step examples of properly sizing equipment and also addresses principles of heat transfer. The training teaches HVAC contractors to accurately perform and document cooling load calculations and reduces over-sizing. The System Charging and Airflow course addresses airflow and charging procedures and standards and includes hands-on training in the use of testing equipment. Once enough contractors have undergone this training, KCP&L may mandate that these calculations take place in order to qualify for the incentive.

Appendix C-4

EVALUATION

Evaluation will include random on-site inspections and engineering analysis. Spot metering and runtime data will also be collected to verify the connected load and full load hour estimates used in the engineering analysis.

ENERGY STAR (registered trademark) HOMES - NEW CONSTRUCTION

PROGRAM DESCRIPTION

This program will require that new homes be constructed to a standard at least 30 percent more energy efficient than the 1993 national Model Energy Code. These savings are based on heating, cooling, and hot water energy use and are typically achieved through a combination of building envelope upgrades, high performance windows, controlled air infiltration, upgraded heating and air, conditioning systems, tight duct systems, and upgraded water-heating equipment.

Homes are qualified as an ENERGY STAR (registered trademark) with use of the Builder Option Packages (BOP). BOPs represent a set of construction specifications for a specific climate zone. BOPs specify performance levels for the thermal envelope, insulation, windows, orientation, HVAC system and water heating efficiency for a specific climate zone that meet the standard. The ENERGY STAR (registered trademark) Homes program will offer technical services and financial incentives to builders while marketing the homes' benefits to buyers. Scaled incentives will be provided to homes that are qualified as ENERGY STAR (registered trademark).

EVALUATION

Evaluation will include random on-site inspections and engineering analysis. Billing analysis will be conducted in year 3 between participant and control groups.

ONLINE ENERGY INFORMATION AND ANALYSIS PROGRAM

USING NEXUS (registered trademark) COMMERCIAL SUITE

PROGRAM DESCRIPTION

The online energy information and analysis program allows all business and non-profit customers with computers to access their billing information and compare their usage on a daily, weekly, monthly or annual basis, analyze what end uses make up what percent of their usage, and access ways to save energy by end use through a searchable resource center. Targeted case studies provide ideas relevant to the customer's industry. This tool also allows the user to analyze why their bill may have changed from one month to another. A business comparison also displays usage benchmarking data versus similar types of businesses.

Appendix C-5

EVALUATION

Since this is an informational program and any potential savings will be difficult, if not impossible, to accurately measure, KCP&L does not propose to evaluate the program for energy savings. KCP&L will provide reports on usage.

C&I ENERGY AUDIT

PROGRAM DESCRIPTION

KCP&L will offer rebates to customers to cover 50% of the cost of an energy audit. In order to receive the rebate, the customer must implement at least one of the audit recommendations that qualify for a KCP&L C&I custom rebate. The energy audit rebate will be set at 50% of the audit cost up to $300 for customers with facilities less than 25,000 square feet and up to $500 for customers with facilities over 25,000 square feet. Energy audits must be performed by certified commercial energy auditors. Customers may choose their own auditor or KCP&L can recommend one. Customers with multiple buildings will be eligible for multiple audit rebates.

EVALUATION

KCP&L will track the effectiveness of this program through the evaluations done for the C&I Custom Rebate Program.

C&I CUSTOM REBATE - RETROFIT

PROGRAM DESCRIPTION

The C&I Custom Rebate Retrofit program will provide rebates to C&I customers that install, replace or retrofit qualifying electric savings measures including HVAC systems, motors, lighting, pumps, etc. All custom rebates will be individually determined and analyzed to ensure that they pass the Societal Benefit/Cost Test. Any measure that is pre-qualified (evaluated prior to being installed) must produce a Societal Benefit/Cost test result of 1.0 or higher.

Custom rebates are calculated as the lesser of the following:

* A buydown to a two year payback
* 50% of the incremental cost

One customer may submit multiple rebate applications for different measures. Each individual measure will be evaluated on its own merits. Similar measures that are proposed in different facilities or buildings will be evaluated separately.

Appendix C-6

However, no customer, including those with multiple facilities or buildings, may receive more then $40,000 in incentives for any program year.

As noted in the C&I Energy Audit program description, that program is designed to encourage customers to implement audit recommendations that would qualify for rebates under the C&I Custom Rebate Program.

EVALUATION

By design, the custom rebate program is self-evaluating. Impacts are based upon detailed engineering analysis.

C&I CUSTOM REBATE - NEW CONSTRUCTION

PROGRAM DESCRIPTION

The C&I Custom Rebate New Construction will provide rebates to C&I customers that install qualifying electric savings measures including HVAC systems, motors, lighting, pumps, etc. All custom rebates will be individually determined and analyzed to ensure that they pass the Societal Benefit/Cost Test. Any measure that is pre-qualified (evaluated prior to being installed) must produce a Societal Benefit/Cost test result of 1.0 or higher.

Custom rebates are calculated as the lesser of the following:

* A buydown to a two year payback
* 50% of the incremental cost

One customer may submit multiple rebate applications for different measures. Each individual measure will be evaluated on its own merits. Similar measures that are proposed in different facilities or buildings will be evaluated separately. However, no customer, including those with multiple facilities or buildings, may receive more then $40,000 in incentives for any program year.

Another component of this program is an online new construction guide that will provide information to commercial builders and developers on energy efficiency in new construction. It first allows the builder or developer to identify the type of new construction building that is being planned, i.e. office building, community center, fire station. It then lists a variety of environmental and energy efficiency options and guides the builder or developer in prioritizing investments for the best results. A sample of this software is available for viewing at http://seattle.bnim.com/. KCP&L proposes to build a similar site for the Kansas City metropolitan area but enhance it with features that tie into our rates and will allow developers and builders to plan buildings that can maximize our rates.

Appendix C-7

EVALUATION

By design, the custom rebate program is self-evaluating. Impacts are based upon detailed engineering analysis.

BUILDING OPERATOR CERTIFICATION PROGRAM

PROGRAM DESCRIPTION

The Building Operator Certification (BOC) Program is a market transformation effort to train facility operators in efficient building operations and management (O&M), establish recognition of and value for certified operators, support the adoption of resource-efficient O&M as the standard in building operations, and create a self-sustaining entity for administering and marketing the training. This program requires a lot of effort and manpower. KCP&L cannot accomplish the program objectives alone. In year one of this program, KCP&L will work with the Missouri Department of Natural Resources to build a partnership with other Missouri stakeholders (sponsors). Once this has been accomplished, the program will begin to offer customers the Building Operator Training and Certification (BOC) program. The program will use a portion of its sponsor's funds (including the funds provided by KCP&L) to license the BOC curriculum from the Northwest Energy Efficiency Council (NEEC), its developer. Building operators that attend the training course will be expected to pay the cost of the course, less a $100 rebate that will be issued upon successful completion of all course requirements. The program is expected to attract customers with large facilities (over 250,000 sq. ft.) that employ full time building operators.

EVALUATION

KCP&L will track the effectiveness of this program through the evaluations done by the Missouri Department of Natural Resources.

MARKET RESEARCH

PROGRAM DESCRIPTION

The market research component of this program will concentrate on specific opportunities to expand program offerings. Of particular interest will be expanding rebates to other ENERGY STAR (registered trademark) rated appliances such as washing machines; investigating the potential for a 2nd refrigerator pickup program and offering incentives to small commercial customers for ENERGY STAR (registered trademark) rated office equipment.

Appendix C-8

3. DEMAND RESPONSE PROGRAMS

AIR CONDITIONING CYCLING

PROGRAM DESCRIPTION

The Air Conditioning Cycling (ACC) is a program by which KCP&L can reduce residential and small commercial air conditioning load during peak summer days. The company achieves this load reduction by sending a paging signal to a control device attached to the customer's air conditioner. The control device then turns the air conditioner off and on over a period of time depending on the control and load reduction strategy establish by the company.

EVALUATION

This evaluation will contribute significantly to the decision to extend the program.

* Collect customer hourly usage data for the first three summers.
* Evaluate capacity and energy impacts at the end of the third summer season.

THE ALLIANCE, AN ENERGY PARTNERSHIP PROGRAM

PROGRAM DESCRIPTION

The Alliance, an energy partnership program, is a curtailment and distributed generation program designed to be a partnership with commercial and industrial customers. It is comprised of three coordinated programs. These are MPower, Distributed Generation and Commercial Lighting Curtailment. The program provides incentives to customers to reduce their load or add customer generation to the grid to offset the higher costs KCPL would incur without the reduced load or added customer generation.

MPower is a contracted load curtailment program for large commercial and industrial customers that provide a capacity and energy payment to participating customers to curtail their usage during summer months when high electric demand occurs. Customers are eligible for participation in the program by providing a minimum load reduction of 200 kW during KCP&L's high usage/high cost periods. The Missouri Public Service Commission and the Kansas Commerce Commission have approved the program tariff, currently known as Peak Load Curtailment Credit (PLCC). A new tariff will be filed as this two-part incentive program becomes finalized. The customer contract could extend over several years.

Appendix C-9

Distributed Generation is a program in which KCP&L contracts with a customer that has on-site generation to use their generator when needed. This program captures additional value from the customer's generator and provides support to the utility grid. The customer contract is expected to be over several years.

Commercial Lighting Curtailment is a program in which KCP&L contracts with commercial customers to reduce their lighting load when requested. This is accomplished by permanently installing control devices that either reduce the voltage to the lights or turn off perimeter lighting in office buildings. In either case new equipment will be installed to achieve this load reduction. The load curtailment contract will extend over several years.

EVALUATION

This evaluation will contribute significantly to the decision to extend the program.

* Customer research
          - Focus groups - Sept '05 and Sept '06
          - Telephone surveys - Oct '05 and Oct '06
* Process evaluation - Dec '05 and Dec '06
* Impact evaluation - Nov '05 and Nov '06

Appendix C-10

Rev 2/3/05 to separate
AA from EE					Allocation		Year 1 Estimates

Program	Type	Seg- ment	NC/Ret	Allocation Comments	MO	KS	$ Total	$ MO	$ KS	kW Total	kW MO	kW KS	kWh Total	kWh MO	kWh KS
ANNUAL TOTAL							$6,441,583	$3,520,340	$2,921,240	53,743	30,363	23,379	9,476,868	5,360,226	4,116,637
CUMMULATIVE TOTAL							$6,441,583	$3,520,340	$2,921,240	53,743	30,363	23,379	9,476,868	5,360,226	4,116,637

Annual DR Totals							$3,366,733	$1,718,466	$1,648,267	49,977	28,320	21,656	1,964,327	1,137,555	826,772
Cumulative DR Totals							$3,366,733	$1,718,466	$1,648,267	49,977	28,320	21,656	1,964,327	1,137,555	826,772

Annual EE Totals							$2,591,750	$1,414,561	$1,177,189	3,665	1,958	1,707	7,096,000	3,873,193	3,222,807
Cumulative EE Totals							$2,591,750	$1,414,561	$1,177,189	3,665	1,958	1,707	7,096,000	3,873,193	3,222,807

Annual AFF Total							$483,100	$387,312	$95,784	101	85	16	416,541	349,478	67,058
Cumulative AFF Totals							$483,100	$387,312	$95,784	101	85	16	416,541	349,478	67,058

Affordability

Affordable New Homes	Dir Imp	R-Aff	NC	Currently allocated by % of low income in each state. Incentives to be by actual.	83.9%	16.1%	$16,000	$13,424	$2,573	15	13	2	25,360	21,277	4,078

Low Income Weatherization (non-KCMO)	Dir Imp	R-Aff	Ret	By est. low income population without KCMO	20.4%	79.6%	$117,100	$23,888	$93,212	86	72	14	391,181	328,201	62,980
Low Income WX-KCMO					100%	0%	$350,000	$350,000	$0
Allocation for total				By est. low income population	83.9%	16.1%

Energy Efficiency

Online EE information/analysis (Nexus)	Educ	R	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	51.5%	48.5%	$281,750	$144,989	$136,761	0	0	0	0	0	0

Home Performance-Training	Dir Imp	R	Ret	Can be limited by state but with great difficulty. Crews work both states.	51.5%	48.5%	$177,500	$91,342	$86,159	0	0	0	0	0	0

Change a Light-Save the World	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$152,500	$78,477	$74,024	1,125	579	546	2,475,000	1,273,635	1,201,365

Cool Homes Program	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$955,000	$491,443	$463,557	1,668	858	810	1,948,000	1,002,441	945,559

Energy Star Homes	Dir Imp	R	NC	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$80,000	$41,168	$38,832	0	0	0	0	0	0

PAYS-type Concept	Dir Imp	R	Ret	MO only	100%	0%	$25,000	$25,000	$0	0	0	0	0	0	0

Online EE information/analysis (Nexus)	Educ	C	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	59.8%	40.3%	$0	$0	$0	0	0	0	0	0	0

C&I Energy Audits	Educ	Comm	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$0	$0	$0	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$30,000	$17,925	$12,075	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	NC	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$707,500	$422,731	$284,769	872	521	351	2,673,000	1,597,118	1,075,883

Building Operator Certification	Dir Imp	M&L C&I	Ret	Can be by state.	59.8%	40.3%	$105,000	$62,738	$42,263	0	0	0	0	0	0

Market Research	0	All	0	By % only; cannot be separated	50.0%	50.0%	$77,500	$38,750	$38,750	0	0	0	0	0	0

Demand Response

Residential A/C Cycling					42.3%	57.7%	$1,503,834	$636,122	$867,712	4,532	1,917	2,615	23,537	9,956	13,581
Commercial Curtailment					58.1%	41.9%	$1,862,899	$1,082,344	$780,555	45,445	26,404	19,041	1,940,790	1,127,599	813,191

Budget includes capital & O&M Appendix C
Rev 2/3/05 to separate
AA from EE					Allocation		Year 2 Estimates

Program	Type	Seg- ment	NC/Ret	Allocation Comments	MO	KS	$ Total	$ MO	$ KS	kW Total	kW MO	kW KS	kWh Total	KWh MO	kWh KS
ANNUAL TOTAL							$8,935,244	$4,952,111	$3,983,127	25,985	14,076	11,909	15,072,964	8,553,823	6,519,131
CUMMULATIVE TOTAL							$15,376,827	$8,472,451	$6,904,367	79,728	44,439	35,289	24,549,832	13,914,049	10,635,768

Annual DR Totals							$3,948,794	$2,006,589	$1,942,205	19,281	10,378	8,903	523,584	297,215	226,370
Cumulative DR Totals							$7,315,527	$3,725,055	$3,590,472	69,258	38,699	30,559	2,487,911	1,434,770	1,053,141

Annual EE Totals							$4,437,350	$2,494,785	$1,942,565	6,579	3,593	2,986	14,062,500	7,848,116	6,214,384
Cumulative EE Totals							$7,029,100	$3,909,347	$3,119,753	10,244	5,551	4,693	21,158,500	11,721,309	9,437,191

Annual AFF Total							$549,100	$450,736	$98,357	125	105	20	486,880	408,492	78,378
Cumulative AFF Totals							$1,032,200	$838,049	$194,142	226	190	36	903,421	757,970	145,436

Affordability

Affordable New Homes	Dir Imp	R-Aff	NC	Currently allocated by % of low income in each state. Incentives to be by actual.	83.9%	16.1%	$32,000	$26,848	$5,146	29	24	5	50,720	42,554	8,156

Low Income Weatherization (non-KCMO)	Dir Imp	R-Aff	Ret	By est. low income population without KCMO	20.4%	79.6%	$117,100	$23,888	$93,212	96	81	15	436,160	365,938	70,222
Low Income WX-KCMO					100%	0%	$400,000	$400,000	$0
Allocation for total				By est. low income population	83.9%	16.1%

Energy Efficiency

Online EE information/analysis (Nexus)	Educ	R	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	51.5%	48.5%	$223,950	$115,245	$108,705	0	0	0	0	0	0

Home Performance-Training	Dir Imp	R	Ret	Can be limited by state but with great difficulty. Crews work both states.	51.5%	48.5%	$127,500	$65,612	$61,889	0	0	0	0	0	0

Change a Light-Save the World	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$152,500	$78,477	$74,024	1,125	579	546	2,475,000	1,273,635	1,201,365

Cool Homes Program	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$1,355,000	$697,283	$657,717	2,490	1,281	1,209	2,907,000	1,495,942	1,411,058

Energy Star Homes	Dir Imp	R	NC	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$545,000	$280,457	$264,543	466	240	226	1,303,500	670,781	632,719

PAYS-type Concept	Dir Imp	R	Ret	MO only	100%	0%	$125,000	$125,000	$0	0	0	0	0	0	0

Online EE information/analysis (Nexus)	Educ	C	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	59.8%	40.3%	$240,900	$143,938	$96,962	0	0	0	0	0	0

C&I Energy Audits	Educ	Comm	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$60,000	$35,850	$24,150	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$502,500	$300,244	$202,256	697	416	281	2,138,000	1,277,455	860,545

Custom Rebates	Dir Imp	M&L C&I	NC	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$922,500	$551,194	$371,306	1,301	777	524	3,989,000	2,383,428	1,605,573

Building Operator Certification	Dir Imp	M&L C&I	Ret	Can be by state.	59.8%	40.3%	$105,000	$62,738	$42,263	500	299	201	1,250,000	746,875	503,125

Market Research	0	All	0	By % only; cannot be separated	50.0%	50.0%	$77,500	$38,750	$38,750	0	0	0	0	0	0

Demand Response

Residential A/C Cycling					42.3%	57.7%	$1,820,634	$770,128	$1,050,506	5,215	2,206	3,009	44,226	18,708	25,519
Commercial Curtailment					58.1%	41.9%	$2,128,160	$1,236,461	$891,699	14,066	8,172	5,894	479,358	278,507	200,851

Budget includes capital & O&M Appendix C
Rev 2/3/05 to separate
AA from EE						Allocation		Year 3 Estimates

Program	Type	Seg- ment		NC/Ret	Allocation Comments	MO	KS	$ Total		$ MO	$ KS		kW Total	kW MO	kW KS	kWh Total	kWh MO	kWh KS
ANNUAL TOTAL								$10,132,247		$5,675,353	$4,456,886		22,500	12,138	10,362	17,544,272	9,930,465	7,613,797
CUMMULATIVE TOTAL								$25,509,074		$14,147,804	$11,361,253		102,228	56,578	45,650	42,094,104	23,844,514	18,249,565

Annual DR Totals								$4,285,047		$2,197,458	$2,087,589		14,975	7,987	6,988	592,050	335,027	257,023
Cumulative DR Totals								$11,600,574		$5,922,513	$5,678,060		84,233	46,686	37,547	3,079,961	1,769,797	1,310,164

Annual EE Totals								$5,205,600		$2,963,726	$2,241,874		7,390	4,038	3,352	16,419,000	9,148,064	7,270,936
Cumulative EE Totals								$12,234,700		$6,873,073	$5,361,627		17,634	9,589	8,045	37,577,500	20,869,374	16,708,127

Annual AFF Total								$641,600		$514,169	$127,423		135	113	22	533,222	447,373	85,839
Cumulative AFF Totals								$1,673,800		$1,352,218	$321,565		361	303	58	1,436,643	1,205,343	231,274

Affordability

Affordable New Homes	Dir Imp	R-Aff		NC	Currently allocated by % of low income in each state. Incentives to be by actual.	83.9%	16.1%	$39,500		$33,141	$6,352		29	24	5	50,720	42,554	8,156

Low Income Weatherization (non-KCMO)	Dir Imp	R-Aff		Ret	By est. low income population without KCMO	20.4%	79.6%	$152,100		$31,028	$121,072		106	89	17	485,502	404,819	77,683
Low Income WX-KCMO						100%	0%	$450,000		$450,000	$0
Allocation for total					By est. low income population	83.9%	16.1%

Energy Efficiency

Online EE information/analysis (Nexus)	Educ	R		Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	51.5%	48.5%	$201,300		$103,589	$97,711		0	0	0	0	0	0

Home Performance-Training	Dir Imp	R		Ret	Can be limited by state but with great difficulty. Crews work both states.	51.5%	48.5%	$147,500		$75,904	$71,597		0	0	0	0	0	0

Change a Light-Save the World	Dir Imp	R		Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$152,500		$78,477	$74,024		1,125	579	546	2,475,000	1,273,635	1,201,365

Cool Homes Program	Dir Imp	R		Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$1,405,000		$723,013	$681,987		2,490	1,281	1,209	2,907,000	1,495,942	1,411,058

Energy Star Homes	Dir Imp	R		NC	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$985,000		$506,881	$478,119		933	480	453	2,607,000	1,341,562	1,265,438

PAYS-type Concept	Dir Imp	R		Ret	MO only	100%	0%	$250,000		$250,000	$0		0	0	0	0	0	0

Online EE information/analysis (Nexus)	Educ	C		Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	59.8%	40.3%	$171,800		$102,651	$69,150		0	0	0	0	0	0

C&I Energy Audits	Educ	Comm		Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$60,000		$35,850	$24,150		0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I		Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$727,500		$434,681	$292,819		1,041	622	419	3,191,000	1,906,623	1,284,378

Custom Rebates	Dir Imp	M&L C&I		NC	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$922,500		$551,194	$371,306		1,301	777	524	3,989,000	2,383,428	1,605,573

Building Operator Certification	Dir Imp	M&L C&I		Ret	Can be by state.	59.8%	40.3%	$105,000		$62,738	$42,263		500	299	201	1,250,000	746,875	503,125

Market Research	0	All		0	By % only; cannot be separated	50.0%	50.0%	$77,500		$38,750	$38,750		0	0	0	0	0	0

Demand Response
Residential A/C Cycling						42.3%	57.7%	$1,849,076		$782,159	$1,066,917		4,518	1,911	2,607	56,669	23,971	32,698
Commercial Curtailment						58.1%	41.9%	$2,435,971		$1,415,299	$1,020,672		10,457	6,076	4,382	535,381	311,056	224,325

Budget includes capital & O&M Appendix C
Rev 2/3/05 to separate
AA from EE					Allocation		Year 4 Estimates

Program	Type	Seg- ment	NC/Ret	Allocation Comments	MO	KS	$ Total	$ MO	$ KS	kW Total	kW MO	kW KS	kWh Total	kWh MO	kWh KS
ANNUAL TOTAL							$11,863,239	$6,545,076	$5,318,157	39,634	21,658	17,976	18,289,046	10,369,124	7,919,912
CUMMULATIVE TOTAL							$37,372,313	$20,692,880	$16,679,410	141,862	78,236	63,626	60,383,150	34,213,638	26,169,476

Annual DR Totals							$6,113,589	$3,083,769	$3,029,821	32,099	17,498	14,601	1,291,845	735,949	555,896
Cumulative DR Totals							$17,714,163	$9,006,282	$8,707,881	116,332	64,183	52,149	4,371,806	2,505,746	1,866,060

Annual EE Totals							$5,100,550	$2,910,571	$2,189,979	7,390	4,038	3,352	16,419,000	9,148,064	7,270,936
Cumulative EE Totals							$17,335,250	$9,783,644	$7,551,606	25,024	13,628	11,396	53,996,500	30,017,438	23,979,062

Annual AFF Total							$649,100	$550,736	$98,357	145	122	23	578,201	485,111	93,080
Cumulative AFF Totals							$2,322,900	$1,902,954	$419,922	506	425	81	2,014,844	1,690,454	324,354

Affordability

Affordable New Homes	Dir Imp	R-Aff	NC	Currently allocated by % of low income in each state. Incentives to be by actual.	83.9%	16.1%	$32,000	$26,848	$5,146	29	24	5	50,720	42,554	8,156

Low Income Weatherization (non-KCMO)	Dir Imp	R-Aff	Ret	By est. low income population without KCMO	20.4%	79.6%	$117,100	$23,888	$93,212	116	97	19	527,481	442,557	84,924
Low Income WX-KCMO					100%	0%	$500,000	$500,000	$0
Allocation for total				By est. low income population	83.9%	16.1%

Energy Efficiency

Online EE information/analysis (Nexus)	Educ	R	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	51.5%	48.5%	$205,350	$105,673	$99,677	0	0	0	0	0	0

Home Performance-Training	Dir Imp	R	Ret	Can be limited by state but with great difficulty. Crews work both states.	51.5%	48.5%	$127,500	$65,612	$61,889	0	0	0	0	0	0

Change a Light-Save the World	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$152,500	$78,477	$74,024	1,125	579	546	2,475,000	1,273,635	1,201,365

Cool Homes Program	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$1,355,000	$697,283	$657,717	2,490	1,281	1,209	2,907,000	1,495,942	1,411,058

Energy Star Homes	Dir Imp	R	NC	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$935,000	$481,151	$453,849	933	480	453	2,607,000	1,341,562	1,265,438
PAYS-type Concept	Dir Imp	R	Ret	MO only	100%	0%	$250,000	$250,000	$0	0	0	0	0	0	0

Online EE information/analysis (Nexus)	Educ	C	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	59.8%	40.3%	$172,700	$103,188	$69,512	0	0	0	0	0	0

C&I Energy Audits	Educ	Comm	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$60,000	$35,850	$24,150	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$737,500	$440,656	$296,844	1,041	622	419	3,191,000	1,906,623	1,284,378

Custom Rebates	Dir Imp	M&L C&I	NC	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$922,500	$551,194	$371,306	1,301	777	524	3,989,000	2,383,428	1,605,573

Building Operator Certification	Dir Imp	M&L C&I	Ret	Can be by state.	59.8%	40.3%	$105,000	$62,738	$42,263	500	299	201	1,250,000	746,875	503,125

Market Research	0	All	0	By % only; cannot be separated	50.0%	50.0%	$77,500	$38,750	$38,750	0	0	0	0	0	0

Demand Response

Residential A/C Cycling					42.3%	57.7%	$2,963,461	$1,253,544	$1,709,917	7,290	3,084	4,206	92,486	39,122	53,364
Commercial Curtailment					58.1%	41.9%	$3,150,128	$1,830,225	$1,319,904	24,809	14,414	10,395	1,199,359	696,827	502,531

Budget includes capital & O&M Appendix C
Rev 2/3/05 to separate
AA from EE					Allocation		Year 5 Estimates

Program	Type	Seg- ment	NC/Ret	Allocation Comments	MO	KS	$ Total	$ MO	$ KS	kW Total	kW MO	kW KS	kWh Total	kWh MO	kWh KS
ANNUAL TOTAL							$15,409,699	$8,301,495	$7,108,199	61,531	33,600	27,931	19,466,069	11,059,733	8,406,326
CUMMULATIVE TOTAL							$52,782,013	$28,994,374	$23,787,608	203,393	111,836	91,557	79,849,220	45,273,372	34,575,802

Annual DR Totals							$9,605,249	$4,787,667	$4,817,582	53,986	29,431	24,554	2,423,889	1,388,821	1,035,068
Cumulative DR Totals							$27,319,413	$13,793,949	$13,525,463	170,318	93,615	76,703	6,795,696	3,894,567	2,901,128

Annual EE Totals							$5,105,350	$2,913,091	$2,192,259	7,390	4,038	3,352	16,419,000	9,148,064	7,270,936
Cumulative EE Totals							$22,440,600	$12,696,734	$9,743,866	32,414	17,666	14,748	70,415,500	39,165,502	31,249,998

Annual AFF Total							$699,100	$600,736	$98,357	155	130	25	623,180	522,848	100,322
Cumulative AFF Totals							$3,022,000	$2,503,691	$518,279	661	555	106	2,638,024	2,213,302	424,676

Affordability

Affordable New Homes	Dir Imp	R-Aff	NC	Currently allocated by % of low income in each state. Incentives to be by actual.	83.9%	16.1%	$32,000	$26,848	$5,146	29	24	5	50,720	42,554	8,156

Low Income Weatherization (non-KCMO)	Dir Imp	R-Aff	Ret	By est. low income population without KCMO	20.4%	79.6%	$117,100	$23,888	$93,212	126	106	20	572,460	480,294	92,166
Low Income WX-KCMO					100%	0%	$550,000	$550,000	$0
Allocation for total				By est. low income population	83.9%	16.1%

Energy Efficiency

Online EE information/analysis (Nexus)	Educ	R	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	51.5%	48.5%	$209,550	$107,834	$101,716	0	0	0	0	0	0

Home Performance-Training	Dir Imp	R	Ret	Can be limited by state but with great difficulty. Crews work both states.	51.5%	48.5%	$127,500	$65,612	$61,889	0	0	0	0	0	0

Change a Light-Save the World	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$152,500	$78,477	$74,024	1,125	579	546	2,475,000	1,273,635	1,201,365

Cool Homes Program	Dir Imp	R	Ret	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$1,355,000	$697,283	$657,717	2,490	1,281	1,209	2,907,000	1,495,942	1,411,058

Energy Star Homes	Dir Imp	R	NC	Promotion by %. Incentives to be by actual. Can be by state.	51.5%	48.5%	$935,000	$481,151	$453,849	933	480	453	2,607,000	1,341,562	1,265,438
PAYS-type Concept	Dir Imp	R	Ret	MO only	100%	0%	$250,000	$250,000	$0	0	0	0	0	0	0

Online EE information/analysis (Nexus)	Educ	C	Ret	Set up/software/monthly maintenance by %. User fee to be by actual. Can be made available by state only.	59.8%	40.3%	$173,300	$103,547	$69,753	0	0	0	0	0	0

C&I Energy Audits	Educ	Comm	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$60,000	$35,850	$24,150	0	0	0	0	0	0

Custom Rebates	Dir Imp	M&L C&I	Ret	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$737,500	$440,656	$296,844	1,041	622	419	3,191,000	1,906,623	1,284,378

Custom Rebates	Dir Imp	M&L C&I	NC	Promotion by %. Incentives to be by actual. Can be by state.	59.8%	40.3%	$922,500	$551,194	$371,306	1,301	777	524	3,989,000	2,383,428	1,605,573

Building Operator Certification	Dir Imp	M&L C&I	Ret	Can be by state.	59.8%	40.3%	$105,000	$62,738	$42,263	500	299	201	1,250,000	746,875	503,125

Market Research	0	All	0	By % only; cannot be separated	50.0%	50.0%	$77,500	$38,750	$38,750	0	0	0	0	0	0

Demand Response

Residential A/C Cycling					42.3%	57.7%	$5,018,876	$2,122,985	$2,895,892	12,242	5,179	7,064	123,156	52,095	71,061
Commercial Curtailment					58.1%	41.9%	$4,586,373	$2,664,683	$1,921,690	41,743	24,253	17,491	2,300,733	1,336,726	964,007

Budget includes capital & O&M Appendix C

Kansas City Power & Light
Strategic Initiative Projects
Projected In-Service Dates

In-Service
AA22	Iatan 2 500MW Unit	6/01/2010
AA23	Wind Generation 100MW 2006	12/1/2006
AT01	Iatan Railroad Bridge	12/31/2009

AF42	L1 FGD Scrubber Repl	12/31/2009
AF43	L1 Baghouse	5/31/2009
AF64	LAC #1 SCR	4/30/2007

AG61	Iatan 1 SCR	11/30/2008
AG62	Iat 1 FGD Scrubber	11/30/2008
AG69	Iatan 1 Baghouse	11/30/2008
BC19	345KV Iatan-Nashua Line	12/31/2009
BD05	Upgrade Xfrmr at W. Gardner	7/1/2008
BD23	Nashua Sub-345KV Ring Bus	12/1/2009
BD44	Iatan Sub Expansion	12/31/2008
BE27	Wind Generation Sub 1	6/30/2006
BP01	Trans Asset Mgmt System	Multiple
KA50	Asset Mgmt Strategic Init	Multiple
KA51	Distributed Utility	Multiple
KA52	Accelarated Dist Automation	Multiple

Appendix D-1

REGULATORY INITIATIVES CAPITAL/AMORTIZATIONS PROJECTS ($000's)
PROJECT	2005	2006	2007	2008	2009*	TOTAL
IATAN 2	13,027	30,912	138,421	246,136	347,761	776,257
WIND GENERATION	19,215	111,623	0	0	0	130,838
ENVIRONMENTAL	8,387	44,949	107,900	101,2225	9,352	271,813
ASSET MANAGEMENT	4,000	5,696	8,501	11,309	12,820	42,326
DSM PROGRAMS	6,442	8,935	10,132	11,863	15,410	52,782

TOTAL	51,071	202,115	264,954	370,533	385,343	1,274,016

*Iatan 2 numbers includes $148,680(000) of expenditures in 2010

Appendix D-2

Asset Management Plan

The following is KCPL's description of the Asset Management activities at Kansas City Power & Light Co. (KCP&L). Asset Management at KCP&L is the structured and disciplined process to develop the program of work for system expansion, system improvements, and maintenance; both corrective and preventive. Figure 1 illustrates the process to develop and execute the scope of work. Our objective is to provide a scope of work to achieve the following three key corporate strategic goals for the least overall cost:

*	Mitigate risks of major outage events to our customers - an example may be the refurbishment or replacement of substation circuit breakers.
*	Minimize SAIDI as it is related to duration and number of outages to our customers - examples of this may be employing distribution automation and/or focused asset replacement programs.
*

Minimize number of customers with multiple interruptions - examples of this may be employing distribution automation, poor performing circuit programs, and equipping substation breakers with auto fuse saving control.

KCP&L is currently working to enhance and develop tools and processes, improve our internal communications for feedback, and heighten our industry participation in automation, reliability and asset management related activities. We are using these methods to make use of technology to get the most out of our existing system and to modify existing programs and initiatives to focus on the greatest contributing factors to outages and system failures. KCP&L has already been making strides in utilizing the 2004 implementation of our Outage Management System to develop customer focused reliability programs.

KCP&L has developed a budget to manage identified risks, maintain our system capacity levels to meet forecasted growth and repair facilities as they reach their end of life. We have also included in this budget the implementation of technologies like Distribution Automation to help control costs and improve performance. This budget has inherent risk in that the system is aging and we have known pockets of poor performing facilities. We expect from experiences of other utilities that failure rates of certain components will increase over time. The current budget does not address this issue therefore the following impacts on operations will eventually be realized:
*	Aging infrastructure results in more frequent component failures
*	Higher O&M costs
*	Higher unplanned Capital costs
*	Reduced customer reliability (i.e., higher SAIDI, SAIFI, MAIFI and number of customers with multiple interruptions)

Appendix D-3

We have developed plans to address this issue that require additional funds. This plan allocates resources to address known issues on the system that either present the highest risk of a major system outage or impact customers through multiple outages over relatively short spans of time. To do this we intend to implement projects to address the identified system risks and allocate renewal programs where asset and performance data indicate the need. We will also apply technologies such as distribution automation to improve system performance. Another benefit of automation is to isolate failing system components, thereby mitigating the customer impact and focusing the replacement needs.

This plan includes the following elements:
*	Conduct a system wide condition assessment and inventory of the overhead distribution system
*	Implement projects to address components which are nearing their end of life
*	Utilize customer outage data to develop programs that minimize the number of outages customers experience
*	Utilize industry experience with our inventory and performance data to conduct studies to develop targeted renewal programs
*	Refine our maintenance practices to optimize costs and extend the life of existing facilities
*	Implement distribution automation programs.

By implementing this plan, we can expect to:
*	Manage asset replacement schedules and our aging infrastructure
*	Define future capital requirements
*	Optimize system maintenance
*	Improve system design for better long term performance
*	Maintain Tier 1 reliability performance
*	Identify the best opportunities for strategic capital and O&M investments

The capital requirements for our plan are shown below. This plan request assumes a certain level of maintenance expenditures including a project to conduct a system wide condition assessment and inventory of the overhead distribution system. This project is predominately a maintenance expenditure that provides substantial return by improving our ability to target capital renewal programs towards facilities that are nearing end of life. Our plan is to implement this project in 2005 and complete it in 2008. We intend to manage our capital spend through this period of higher overall cash requirements using our improved Outage Management System, enhanced processes and more complete asset data.

Appendix D-4

Proposed Capital Expenditure Level Increases (excluding demand response programs)
(in millions)	2005	2006	2007	2008	2009	Total
Plan Request *	$4.0	$5.7	$8.5	$11.3	$12.8	$42.3

* These multi-year expenditures are increases above the normal capital expenditures for the years stated.

This plan provides adequate capital to address known system issues and maintain Tier 1 reliability performance. We feel that we can manage the system through this period with these funds.

Appendix D-5

Credit Ratio Ranges & Definitions

	AA		A		BBB			BB

	Min.	Max.	Min.	Max.	Min.	Top 1/3	Max.	Min.	Max.

Total Debt to Total Capitalization (1)	32%	40%	40%	48%	48%	51%	58%	58%	62%

Funds From Operations Interest Coverage (2)	5.2x	6.0x	4.2x	5.2x	3.0x	3.8x	4.2x	2.0x	3.0x

Funds From Operations as a % of Average Total Debt (3)	35%	45%	28%	35%	18%	25%	28%	12%	18%

Ratio Definitions:

(1) "Total Debt to Total Capitalization" is calculated as Total Debt divided by Total Capitalization where Total Debt and Total Capitalization are defined as below:

- Total Debt is calculated as:

* Notes Payable + Current Maturities of Long-Term Debt + Current Capitalized Lease Obligations + Long-Term Debt + Capitalized Lease Obligations + Total Off-Balance Sheet Debt

- "Total Off-Balance Sheet Debt" includes off-balance sheet financings such as:

* Operating and synthetic leases, accounts receivable securitizations, contingent liabilities and other potential off-balance sheet obligations

- Total Capitalization includes:

* Total Debt + Minority Interest + Total Preferred and Preference Stock + Common Stock Equity

(2) "Funds From Operations Interest Coverage" is calculated as (Funds From Operations + Gross Interest Expense) divided by Gross Interest Expense where Funds From Operations and Gross Interest Expense are defined as below:

- Funds From Operations is calculated as:

* Cash From Operations - Working Capital

- Gross Interest Expense is calculated as:

* Interest Expense (net) + Allowance For Borrowed Funds Used During Construction + Interest on Off-Balance Sheet Debt

(3) "Funds From Operations as a % of Average Total Debt" is calculated as Funds From Operations divided by Average Total Debt where Funds From Operations and Average Total Debt are defined as below:

- Funds From Operations

* As defined above

- Average Total Debt is calculated as:

* The average total debt over the period subject to analysis

Appendix E-1

Adjustment of Amortization Amounts
Illustration

Illustration of the Method Used to Determine the Adjustment to Amortization Amounts Required for KCPL to Meet Investment Grade Credit Guidelines.

Method:

For the purpose of this example, the base financial information, provided by KCPL in its 2003 surveillance report and other KCPL financial statements, was used. KCPL made adjustments to this base financial information to include certain off balance sheet items. These adjustments were to conform with rating agency methods for balance sheet statement. KCPL identified these accounting adjustments, such as the equivalent debt treatment of operating leases and capacity contracts. The equivalent debt treatment of these off balance sheet items was determined by calculating the net present value of the future stream of lease or contract payments. The base 2003 financial information was then adjusted by the equivalent debt balances and the interest expense associated with the equivalent debt balances. From this adjusted information, KCPL then calculated the three guideline ratios defined in Appendix E allocated to the Missouri jurisdiction. If any of the operational guideline metrics fell below the required criteria, then KCPL would determine the amount of additional funds from operations that would be required for KCPL to meet the operational guideline.

Current guidelines for top third of BBB category for a business profile 6 (equivalent business profile to KCPL) company:

a. 51% Total debt to total capital
b. 3.8x Funds from operations interest coverage (an operational guideline)
c. 25% Funds from operations as a percentage of average total debt(an operational guideline)

Explanation of Attachment 1 to Appendix F: Additional Amortization Required

This illustration is based on KCPL financial information consisting of information from its 2003 surveillance report and other KCPL financial statements. This illustration assumes that the Commission has found all expenditures to be prudent and reasonable. For this illustration, KCPL statements were placed on a jurisdictional basis by applying an allocation factor to the KCPL balances. This illustration assumes that the Commission has accepted the jurisdictional amounts used in these calculations. The base jurisdictional information was used to calculate the three (3) rating agency guidelines. In this illustration, the Missouri jurisdictional funds from operations (FFO) as a percent of average debt was found to be 23.3%, which is below the guideline criteria of 25%. In order for the guideline to be achieved, $12,006,000 of additional FFO would be needed from Missouri. The additional FFO was then studied to determine if there would be any additional tax impacts on cash flow resulting from the additional FFO. This illustration assumes that the entire additional FFO would have negative tax cash flow impacts, thereby resulting in an additional amortization of $19,569,000 needed in order to meet

Appendix F-1

the guideline level. The Signatory Parties have not agreed to a methodology to determine the tax impacts related to additional FFO. In this illustration, the revenue requirement amount equals the amortization amount. The overall impact on Missouri customers would be a 4.2% increase in revenue requirement.

Explanation of Additional Financial Information Shown on Lines 43 and 50 through 52 of Attachment 1 to Appendix F.

Line 43 - Capital Lease Obligations - Costs recorded as a capital lease for KCPL's obligations related to the 345 KV Missouri-Iowa-Nebraska Transmission line under a coordination agreement with seven regional utilities.

Line 50 - Operating Lease Debt Equivalent - Present value of future lease payments for various operating leases including railcars, the 345 KV line from Wolf Creek to LaCygne and facilities for 1201 Walnut and 801 Charlotte.

Line 51 - Purchase Power Debt Equivalent - Present value of purchased power capacity obligation.

Line 52 - Accounts Receivable Sale - Maximum amount of borrowing under a receivables securitization agreement.

Transactions included in the amounts above are subject to review by the Commission for prudence. Amounts determined to be not prudent will not be included in the calculation of the financial ratios for purposes of adjusting the amortization amount. The prudence and reasonableness of these transactions will be determined in KCPL's next general rate case.

The illustration does not include the effect of SO2 sales on cash flow because currently these sales have not occurred. To the extent actual SO2 sales occur, these sales will be included as cash flow for purposes of Appendix F and whether the resulting projected cash flow meets the ratio values.

Appendix F-2

Attachment 1 to Appendix F
	Total	Jurisdictional	Jurisdictional	Jurisdictional
Line	Company	Allocation	Adjustments	Proforma

Information from the Company's annual Surveillance Report

7	Rate Base	Surveillance Report Schedule 1, Column 603 & 604, Line 0260	2,214,826	1,182,007
8	Jusrisdictional Allocator for Capital	Jurisdictional Rate Base / Total Company Rate Base		53.4%
9
10	Total Capital	Surveillance Report Capitalization Worksheet	2,237,339	1,194,021	-	1,194,021
11	Equity	Surveillance Report Capitalization Worksheet	1,109,125	591,917	-	591,917
12	Preferred	Surveillance Report Capitalization Worksheet	0	0		0
13	Long-term Debt	Surveillance Report Capitalization Worksheet	1,128,214	602,104		602,104
14	Cost of Debt	Surveillance Report Capitalization Worksheet	5.68%	5.68%		5.68%
15	Interest Expense	Line 13 * Line 14	64,056	34,185	-	34,185
16
17	Retail Sales Revenue	Surveillance Report Schedule 2, Line 0040	882,766	470,668	19,569	490,237
18	Other Revenue	Line 19 - Line 17	172,134	91,212		91,212
19	Operating Revenue	Surveillance Report Schedule 1, Line 0010	1,054,900	561,880	19,569	581,449
20
21	Operating & Maintenance Expenses	Surveillance Report Schedule 1, Line 0040	537,391	312,380		312,380
22	Depreciation	Surveillance Report Schedule 1, Line 0050	134,792	75,744		75,744
23	Amortization	Surveillance Report Schedule 1, Line 0060	11,533	6,340	19,569	25,909
24	Interest on Customer Deposits	Surveillance Report Schedule 1, Line 0065	0	379		379
25	Taxes other than income taxes	Surveillance Report Schedule 1, Line 0070	95,495	31,009		31,009
26	Federal and State income taxes	Surveillance Report Schedule 1, Line 0080	86,605	38,669	0	38,669
27	Gains on disposition of plant	Surveillance Report Schedule 1, Line 0085	34	0		0
28	Total Electric Operating Expenses	Sum of Lines 21 to 27	865,851	464,520	19,569	484,089
29
30	Operating Income	Surveillance Report Schedule 1, Line 0120	189,049	97,360	0	97,360
31	less Interest Expense	- Line 15	(64,056)	(34,185)	-	(34,185)
32	Depreciation	Surveillance Report Schedule 1, Line 0050	134,792	75,744	-	75,744
33	Amortization	Surveillance Report Schedule 1, Line 0060	11,533	6,340	19,569	25,909
34	Deferred Taxes	Surveillance Report Schedule 7, Column 601, Line 0550	30,923	16,503	(7,562)	8,941
35	Funds from Operations (FFO)	Sum of Lines 30 to 34	302,241	161,762	12,006	173,768
36
37	Net Income	Line 30 + Line 31	124,993	63,175	-	63,175
38	Return on Equity	Line 37 / Line 11	11.3%	10.7%	0.0%	10.7%
39	Unadjusted Equity Ratio	Line 11 / Line 10	49.6%	49.6%	0.0%	49.6%

Additional financial information needed for the calculation of ratios
43	Capitalized Lease Obligations	KCPL Trial Balance accts 227100 & 243100	2,402	1,282		1,282
44	Short-term Debt Balance	KCPL Trial Balance accts 231xxx	-	-		-
45	Short-term Debt Interest	KCPL T.B. accts 831014, 831015, 831016	560	299		299

Adjustments made by Rating Agencies for Off-Balance Sheet Obligations
49	Debt Adjustments for Off-Balance Sheet Obligations
50	Operating Lease Debt Equivalent	Present Value of Operating Lease Obligations discounted @ 10%	76,800	40,987		40,987
51	Purchase Power Debt Equivalent	Present Value of Purchase Power Obligations discounted @ 10%	25,000	13,342		13,342
52	Accounts Receivable Sale	KCPL Trial Balance account 142011	70,000	37,358		37,358
53	Total OBS Debt Adjustment	Sum of Lines 50 to 52	171,800	91,686	-	91,686
54
55	Interest Adjustments for Off-Balance Sheet Obligations
56	Present Value of Operating Leases	Line 50 * 10%	7,680	4,099	-	4,099
57	Purchase Power Debt Equivalent	Line 51 * 10%	2,500	1,334	-	1,334
58	Accounts Receivable Sale	Line 52 * 5%	3,500	1,868	-	1,868
59	Total OBS Interest Adjustment	Sum of Lines 56 to 58	13,680	7,301	-	7,301

Ratio Calculations
63	Adjusted Interest Expense	Line 15 + Line 45 + Line 59	78,296	41,785	-	41,785
64	Adjusted Total Debt	Line13 + Line 43 + Line 44 + Line 53	1,302,416	695,072	-	695,072
65	Adjusted Total Capital	Line 10 + Line 43 + Line 44 + Line 53	2,411,541	1,286,989	-	1,286,989
66
67	FFO Interest Coverage	(Line 35 + Line 63) / Line 63	4.86	4.87	0.29	5.16
68	FFO as a % of Average Total Debt	Line 35 / Line 64	23.2%	23.3%	1.7%	25.0%
69	Total Debt to Total Capital	Line 64 / Line 65	54.0%	54.0%	0.0%	54.0%

Changes required to meet ratio targets
73	FFO Interest Coverage Target		3.80	3.80	0.00	3.80
74	FFO adjustment to meet target	(Line 73 - Line 67) * Line 63	(83,012)	(44,764)	(12,006)	(56,770)
75	Interest adjustment to meet target	Line 35 * ( 1 / (Line 73 - 1) - 1 / (Line 67 - 1))	29,647	15,987	4,288	20,275
76
77	FFO as a % of Average Total Debt Target		25%	25%	0%	25%
78	FFO adjustment to meet target	(Line 77 - Line 68) * Line 64	23,363	12,006	(12,006)	(0)
79	Debt adjustment to meet target	Line 35 * ( 1 / Line 77 - 1 / Line 68)	(93,452)	(48,026)	48,026	0
80
81	Total Debt to Total Capital Target		51%	51%	0%	51%
82	Debt adjustment to meet target	(Line 81 - Line 69) * Line 65	(72,530)	(38,708)	-	(38,708)
83	Total Capital adjustment to meet target	Line 64 / Line 81 - Line 65	142,216	75,898	-	75,898

Amortization and Revenue needed to meet targeted ratios
87	FFO adjustment needed to meet target ratios	Maximum of Line 74 , Line 78 , or Zero	23,363	12,006	(12,006)	-
88	Effective income tax rate	Surveillance Report Schedule 7, Line 0370 / Line 0160	38.57%	38.64%	38.64%	38.64%
89	Deferred income taxes *	- Line 87 * Line 88 / ( 1 - Line 88 )	(14,670)	(7,562)	7,562	-
90	Total amortization required for the FFO adjustment	Line 87 - Line 89	38,033	19,569	(19,569)	-
91
92	Retail Sales Revenue Adjustment	Adj=Sum(Line 21 to Line 25)+Line 27-Line 18-Line 31+(Line 11*Line 38)/(1-Line 88)		470,668	19,569	490,237
93	Percent increase in retail sales revenue	Line 92 Jurisdictional Adjustments / Line 92 Jurisdictional			4.2%
	* Adjusted for known and measurable changes including changes related to new plant in-service

Appendix F-3

Kansas City Power & Light Company
Depreciation & Amortization Rates
Missouri Jurisdictional

Account	Acct. No.	Avg. Service Life	Net Salvage	Deprec. Rate

Total Steam Production (Note)
Structures & Improvements	311	30.5	-1.0%	3.31%
Structures & Improv - Haw 5 Rebuild	311			0.82%
Boiler Plant Equipment (incl trains)	312	28.6	-4.0%	3.63%
Boiler Plant Equip - Haw 5 Rebuild	312			0.90%
Turbogenerator Units	314	32.3	-1.0%	3.13%
Accessory Electric Equipment	315	31.3	-1.0%	3.23%
Accessory Electric Equip - Haw 5 Rebuild	315			0.80%
Acc Electric Equip - Computers (like 391)	315	18.4	1.0%	5.40%
Miscellaneous Power Plant Equipment	316	28.0	2.0%	3.50%
Misc Power Plant Equip - Haw 5 Rebuild	316			0.87%

Total Nuclear Production (Note)
Structures & Improvements	321			1.55%
Reactor Plant Equipment	322			1.73%
Turbogenerator Unites	323			1.96%
Accessory Electric Equipment	324			1.73%
Miscellaneous Power Plant Equipment	325			2.36%
Nuclear Plant Write-Off	328			1.73%

Total Combustion Turbines
Structures & Improvements	341	24.3	0.0%	4.12%
Fuel Holders, Producers, & Acc. Equip.	342	24.3	0.0%	4.12%
Generators	344	24.3	0.0%	4.12%
Accessory Electric Equipment	345	24.3	0.0%	4.12%

Total Wind Generation
Structures & Improvements	341	20.0		5.00%
Generators	344	20.0		5.00%
Accessory Electric Equipment	345	20.0		5.00%

Total Transmission Plant
Structures & Improvements	352	73.5	0.0%	1.36%
Station Equipment	353	42.0	6.0%	2.24%
Station Equip-Communication Equip (like 397)	353	38.8	3.0%	2.50%
Towers & Fixtures	354	50.0	0.0%	2.00%
Poles & Fixtures	355	39.0	-40.0%	3.59%
Overhead Conductors & Devices	356	48.0	-49.0%	3.10%

Appendix G-1

Underground conduit	357	75.5	0.0%	1.32%
Underground Conductors & Devices	358	39.2	0.0%	2.55%

Total Distribution Plant
Structures & Improvements	361	33.8	0.0%	2.96%
Station Equipment	362	45.0	10.0%	2.00%
Station Equip-Communication Equip (like 397)	362	38.8	3.0%	2.50%
Poles, Towers, & Fixtures	364	32.0	-31.0%	4.09%
Overhead Conductors & Devices	365	41.0	17.0%	2.02%
Underground Conduit	366	75.3	0.0%	1.33%
Underground Conductors & Dev	367	65.0	20.0%	1.23%
Line Transformers	368	30.0	7.0%	3.10%
Services	369	33.8	-6.0%	3.14%
Meters	370	23.6	-2.0%	4.31%
Install on Customers' Premises	371	10.9	-4.0%	9.51%
Street Lighting & Signal Systems	373	24.4	10.0%	3.69%

Total General Plant
Structures & Improvements	390	39.4	0.0%	2.54%
Office Furniture & Equipment	391	18.4	1.0%	5.40%
Transportation Equipment	392	13.3	28.0%	5.43%
Stores Equipment	393	27.1	3.0%	3.58%
Tools, Shop & Garage Equipment	394	37.5	2.0%	2.61%
Laboratory Equipment	395	29.4	1.0%	3.37%
Power Operated Equipment	396	16.2	10.0%	5.55%
Communication Equipment	397	38.8	3.0%	2.50%
Miscellaneous Equipment	398	31.3	1.0%	3.16%

Notes: Nuclear Production rates are based on a lifespan under a 60-year license using remaining life rates. Rates are identical to Kansas jurisdictional rates.
Rates for Steam Production Plant related to Hawthorn Unit 5 Rebuild plant reflect Missouri jurisdictional rates after consideration of insurance and subrogation recoveries recorded in Account 108, Accumulated Provision for Depreciation. Future depreciation studies will use remaining life rates.

Appendix G-2

Amortization of Limited Term & Other Electric Plant

Account	Acct. No.	Avg. Service Life	Net Salvage	Deprec. Rate

Intangible - Five Year Software	303	5.0	0.0%	20.0%
Intangible - Ten Year Software	303	10.0	0.0%	10.0%
Intangible - Communication Equip (like 397)	303	38.8	3.0%	2.50%
Intangible - Accessory Equip (like 345)	303	24.3	0.0%	4.12%
Steam Prod-Structures & Impr-Leasehold Impr	311	Lease
Combustion Turbine Plant - Land Rights	340			1.19%
Transmission Plant - Land Rights	350			1.19%
Distribution Plant - Land Rights	360			2.17%
General -Structures & Impr-Leasehold Impr	390	Lease

Appendix G-3

In-Service Test Criteria

Coal Plant In-Service Test Criteria

1. Unit must demonstrate that it can operate at its design minimum load or above.

Hours at or above design minimum load / 400 hours >= 0.80

2. Unit must be able to operate at or above its design capacity factor for a reasonable period of time. If the design capacity factor is not specified it will be assumed to be 0.60 unless the utility can offer evidence justifying a lower value.

Design capacity factor <= energy generated for a continuous period of 168 hours / (design full load x 168 hours)

3. Unit must operate at an average capacity equal to 98% of its design maximum continuous rating for four (4) hours.

4. Unit must be operated so as to show a clear and obvious trend toward the predominate use of coal as its primary fuel. Test period will be thirty (30) days. The following items will be used as an indication of the trend for coal operation:

a) Boiler control tuning completed such that the unit can operate safely with all control systems in auto.

b) Ash build up in the furnace and backpass areas shall be monitored and be within expected levels.

c) All boiler/turbine interlocks shall be proven to work as designed.

d) Sootblowing timing and sequences shall be set properly to clean the tube areas.

e) All critical alarms brought into the control room shall be operational and functioning properly.

f) At the end of the test period, oil burn levels, if applicable, will be at or near design levels while burning coal.

g) Oil ignitors are functioning in accordance with specifications.

Appendix H-1

5. Unit must have successfully completed all major equipment startup test procedures.

6. Sufficient transmission interconnection facilities shall exist for the total plant design net electrical capacity at the time the newest unit is declared fully operational and used for service.

7. Sufficient transmission facilities shall exist for KCPL's share of the total plant design net electrical capacity from the generating station into the KCPL service territory at the time the newest unit is declared fully operational and used for service.

8. Equipment installed to comply with emission requirements shall be operational and demonstrate the ability to remove 93% or more of the NOX, SO2, particulate, and mercury emissions they were installed to remove over a continuous four (4) hour period while operating at or above 95% of its design load. This equipment shall also be required to demonstrate that it is able to remove 88% or more of these same emissions it was installed to remove over a continuous 120 hour period while operating at or above 80% of its design load.

Wind Turbine In-Service Test Criteria

1. All major construction for each of the units to be considered for inclusion in rate base shall be completed.

2. All preoperational tests for each of the units to be considered for inclusion in rate base shall be completed.

3. Unit has operated at several different wind speeds and delivered power output near or in excess of anticipated output based on guaranteed power curve while vibrations are within design

Appendix H-2

limits. The analysis necessary to meet this requirement will involve: 1) taking the guaranteed power curve for each of the unit types and dividing the range of design wind speeds into three (3) equal ranges of wind speeds, 2) reviewing wind speed data vs power output for each of the units being evaluated, 3) confirming that each of the units being evaluated had a power output of 95% or more of guaranteed output for the wind speed observed in at least two (2) of the three (3) wind speed ranges noted above with at least one point at or above the 50% design wind speed, and 4) confirming that each of the units being evaluated did not exhibit any unusual vibration outside of design specification requirements.

4. The operational testing required in item 3 above shall be conducted on the first five (5) units constructed and if all five (5) operate in an acceptable manner as described in item 3 above, testing will only be required on every other unit built thereafter at each particular wind generation site utilizing these exact unit types. If any of the units tested during the period where every other unit is being tested fails to operate in an acceptable manner as described in item 3 above, the next five (5) units installed will be required to be tested and operate in an acceptable manner as described in item 3 above before testing can resume on an every other unit basis again.

5. Unit rotor lock or break has been checked and confirmed to be installed correctly for each of the units to be considered for inclusion in rate base.

6. Sufficient transmission interconnection facilities shall exist to carry the total net electrical capacity from the completed number of generating units into the distribution/transmission system.

7. Only units that have been constructed and are operating in an acceptable manner as described in item 3 above shall be considered for inclusion in rate base. Units under construction

Appendix H-3

or that have been constructed but have not met these in-service criteria will not be considered for inclusion in rate base, until such time units have met in-service criteria.

Combustion Turbine Unit In-Service Test Criteria (Nameplate Capacity of 95 MW or Less)

1. All major construction is completed.

2. All pre-operational tests have been successfully completed.

3. Unit will successfully demonstrate its ability to initiate the proper start sequence resulting in the unit operating from zero (0) rpm (or turning gear) to base load when prompted at a location (or locations) from which it will be normally operated.

4. If unit has fast start capability, unit will demonstrate the ability to meet fast start criteria.

5. Unit will successfully demonstrate the ability to initiate the proper shutdown sequence from full load resulting in zero (0) rpm (or turning gear) when prompted at a location (or locations) from which it will be normally operated.

6. Unit will successfully demonstrate the ability to operate at minimum load for one (1) hour.

7. Unit will successfully demonstrate the ability to operate at or above 98% of peak load for one (1) hour, after adjusting for ambient conditions.

8. Unit will successfully demonstrate its ability to operate at or above 98% of base load for four (4) continuous hours, after adjusting for ambient conditions.

9. Unit will successfully meet all operational guarantees.

10. Sufficient transmission interconnection facilities shall exist for the total plant design net electrical capacity at the time the newest unit is declared fully operational and used for service.

Appendix H-4

11. Sufficient transmission facilities shall exist for KCPL's share of the total plant design net electrical capacity from the generating station into the KCPL service territory at the time the newest unit is declared fully operational and used for service.

Combined Cycle Unit In-Service Test Criteria

1. Major construction work, and pre-operational tests have been successfully completed such that the combined cycle unit may be operated and successfully complete criteria items 2 through 7.

2. All contract performance guarantee testing will be successfully performed in accordance with the contracts for the combustion turbine, the steam turbine, and the heat recovery steam generators.

3. The combined cycle unit will demonstrate its ability to startup from turning gear operation to nominal capacity on natural gas fuel when prompted by the operator.

4. The combined cycle unit will demonstrate its ability to shut down from minimum load resulting in turning gear operation when prompted by the operator.

5. The combined cycle unit will demonstrate its ability to operate at minimum load for one (1) hour on natural gas fuel.

6. The combined cycle unit will demonstrate its ability to operate at or above 95% of nominal capacity for four (4) continuous hours on natural gas fuel, after adjusting for ambient conditions. During this test the unit will demonstrate its ability to operate at or above 98% of its nominal capacity for one (1) hour, after adjusting for ambient conditions.

Appendix H-5

7. The combined cycle unit must be able to operate at or above its design capacity factor for a reasonable period of time. If the design capacity factor is not specified it will be assumed to be 0.60 unless the utility can offer evidence justifying a lower value.

Design capacity factor <= energy generated for a continuous period of 168 hours / (design full load x 168 hours)

8. Sufficient transmission facilities shall exist to carry the total design net electrical capacity of the combined cycle unit to KCPL's distribution/transmission system.

9. Combustion turbine unit which is equipped to operate in any of the following modes will demonstrate its ability to operate in the applicable modes before the equipment costs associated with these operation modes will be considered for inclusion in rate base.

a) Generator operating as a synchronous condenser at rated speed and turbine operating at turning gear speed.

b) Startup of gas turbine driven by the generator and frequency converter.

c) Shutdown of gas turbine alone without the generator.

In-Service Criteria for Unit Which is Operational

1. Unit must have adequate recent operational history (January 2003 through December 2005). Unit shall be considered for this review if the unit has been operational for at least six (6) months and has at least 500 hours of operation.

2. Staff will review all unit operational data available to determine if a specific in-service test criterion can be met without operating the unit.

3. If data is inadequate, the unit will be run to meet the specific deficient in-service test criterion.

Appendix H-6

Requirements of the Missouri Class Cost of Service Study
to Be Provided With Rate Filing #1

I. Rate Classes to be Used in Missouri Class Cost of Service Study
Residential
Small General Service
Medium General Service
Large General Service
Large Power Service
Lighting & other customers to which known costs are assigned and other costs are allocated

II. Work Products
1. Functionalized Costs
KCPL will provide a summary of actual costs by functional category and FERC account* for the 12 months ending September 2005. Each functional category is defined by the allocation factor that is applied to the costs in that category; thus, there is a one-to-one correspondence between the functional cost categories and the allocation factors used in a class cost-of-service study.

*This includes all plant accounts, depreciation expense, depreciation reserve, all expenses, and revenues.

2. Hourly Class Load Data
KCPL will provide hourly rate class load data for summer 2004 through September 2005.

3. Monthly Rate Class Load Characteristics
KCPL will provide each of the following work-products in three versions
Version #1: 12 months actual ending September 2005; Version #2: weather-normalized (at meter voltage); and Version #3: weather-normalized (at each voltage level from meter to generator):

a) coincident peak demands
b) non-coincident (class peak) demands by delivery voltage*
c) customer maximum demands by delivery voltage*, also the annual customer maximum demand
d) monthly kWh sales by billing month and by delivery voltage level*

*delivery voltage relates to ownership of facilities (e. g., "secondary" refers to KCPL ownership of the transformation equipment required to transform electricity from a primary voltage to a secondary voltage ; "primary" refers to customer ownership of said transformation equipment)

4. Revenue and Billing Units
KCPL will provide each of the following work products in two versions:

Appendix I-1

Version #1: 12 months ending September 2005; Version #2: weather-normalized (at meter voltage):

a) billing units by billing month and by the voltage groupings shown on KCPL's current rate schedules
b) rate revenues by rate class

5. Allocation Factors
KCPL will provide the allocation factors based on 12 months ending September 2005, and the derivation of such factors that correspond to each of the functional cost categories used in a class cost-of-service study.

6. Special Cost Studies
KCPL will provide the following special studies:

a) Primary/secondary split of distribution investment contained in FERC accounts #364-#367
b) Customer/demand split of distribution investment contained in FERC accounts #364-#368
c) Meter cost study (typical installed meter and associated replacement cost)
d) Service Line cost study (typical installed service line and associated replacement cost)
e) Meter reading
f) Billing
g) Losses (load and no-load)

7. Individual Customer Billing Data
KCPL will provide all monthly billing data for individual accounts that were served under either the Large Power or Special Contract rate schedules at any time during the 12 months ending September 2005.

8. Work Papers
KCPL will provide Staff and OPC complete copies of the work papers relating to all of the above items. KCPL will also make copies of any or all of these workpapers available upon request to other parties to this agreement. Work papers should include both the input data and the computations in sufficient detail that the Company's results are replicable by technical experts from the signatory parties. The work papers should be in an electronic, preferably EXCEL spreadsheet, format with all formulas intact.

Appendix I-2